Exhibit 99.1
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC
Caesars Growth Partners, LLC and its subsidiaries have proprietary rights to a number of trademarks used in this Exhibit to Caesars Acquisition Company's Annual Report on Form 10-K that are important to its business, including, without limitation, The World Series of Poker. In addition, Caesars Entertainment Corporation, Caesars Acquisition Company's joint venture partner in Caesars Growth Partners, LLC, and Caesars Entertainment Operating Company, Inc., and their respective subsidiaries, have proprietary rights to, among others, Caesars, Caesars Entertainment, Harrah's, Total Rewards, Horseshoe and Bally's. The registered trademark (®) and trademark (™) symbols have been omitted for such trademarks named in this exhibit to Caesars Acquisition Company's Annual Report on Form 10-K.

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Caesars Acquisition Company's (the "Company," "CAC," "we," "our" and "us") primary asset is its interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the periods presented herein, CGP LLC's financial statements are included as an exhibit to this Annual Report on Form 10-K in accordance with Securities and Exchange Commission ("SEC") Rule 3-09 of Regulation S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of Caesars Growth Partners, LLC
We have audited the accompanying consolidated balance sheets of Caesars Growth Partners, LLC ("CGP LLC") as of December 31, 2016 and 2015, and the related combined and consolidated statements of operations, comprehensive income/(loss), equity and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15. These combined and consolidated financial statements and financial statement schedule are the responsibility of the CGP LLC's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. CGP LLC is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CGP LLC's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of CGP LLC as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined and consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 12 to the combined and consolidated financial statements, CGP LLC is a defendant in litigation related to certain transactions with related parties.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 14, 2017

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents ($107.4 and $37.8 attributable to CGP LLC's VIE)	$1,049.8	$790.7
Restricted cash	3,040.2	2.6
Receivables, net of allowance for doubtful accounts of $7.4 and $9.2, respectively ($6.5 and $7.1 attributable to CGP LLC's VIE)	73.1	61.0
Prepayments and other current assets ($3.9 and $4.8 attributable to CGP LLC's VIE)	33.9	32.2
Assets held for sale	—	363.5
Total current assets	4,197.0	1,250.0
Investment in Caesars Enterprise Services, LLC	29.1	26.5
Land, property and equipment, net ($277.5 and $307.3 attributable to CGP LLC's VIE)	2,481.4	2,562.7
Goodwill	214.1	214.1
Intangible assets other than goodwill, net ($22.5 and $22.5 attributable to CGP LLC's VIE)	200.7	215.6
Restricted cash ($5.5 and $8.9 attributable to CGP LLC's VIE)	5.5	8.9
Prepaid management fees to related parties	194.0	206.5
Deferred charges and other ($0.9 and $0.7 attributable to CGP LLC's VIE)	43.9	49.0
Total assets	$7,365.7	$4,533.3

Liabilities and Equity
Current liabilities
Accounts payable ($2.4 and $3.9 attributable to CGP LLC's VIE)	$43.0	$33.3
Payables to related parties ($41.2 and $10.3 attributable to CGP LLC's VIE)	119.9	41.3
Accrued expenses and other current liabilities ($23.2 and $13.9 attributable to CGP LLC's VIE)	220.8	140.4
Accrued interest payable ($0.3 and $6.4 attributable to CGP LLC's VIE)	14.2	37.0
Foreign tax payable	—	0.1
Current portion of long-term debt ($8.4 and $8.6 attributable to CGP LLC's VIE)	20.9	69.7
Liabilities held for sale	—	66.4
Total current liabilities	418.8	388.2
Long-term debt ($304.6 and $310.4 attributable to CGP LLC's VIE)	2,254.6	2,267.6
Deferred tax liabilities	—	16.7
Deferred credits and other ($28.3 and $23.3 attributable to CGP LLC's VIE)	32.2	129.1
Total liabilities	2,705.6	2,801.6

Commitments and contingencies (Note 12)
Redeemable non-controlling interests	0.4	0.5
Equity
Additional paid-in capital	283.8	1,277.3
Retained earnings	4,371.5	413.7
Total equity attributable to Caesars Growth Partners, LLC	4,655.3	1,691.0
Non-controlling interests	4.4	40.2
Total equity	4,659.7	1,731.2
Total liabilities and equity	$7,365.7	$4,533.3
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Year Ended December 31,
	2016	2015	2014
Revenues
Casino	$1,050.8	$1,037.9	$824.3
Food and beverage	263.9	268.1	240.0
Rooms	360.9	323.2	258.4
Other	216.7	182.7	175.4
Less: casino promotional allowances	(195.8)	(191.7)	(179.6)
Net revenues	1,696.5	1,620.2	1,318.5

Operating expenses
Direct
Casino	563.1	557.3	459.2
Food and beverage	121.3	125.3	118.0
Rooms	93.5	82.9	72.0
Property, general, administrative and other	672.4	498.1	489.6
Write-downs, reserves, and project opening costs, net of recoveries	2.8	12.0	53.1
Management fees to related parties	44.2	55.9	37.0
Depreciation and amortization	180.1	148.6	115.1
Impairment of goodwill, tangible and other intangible assets	—	1.0	147.5
Change in fair value of contingently issuable non-voting membership units	—	(117.2)	38.7
Total operating expenses	1,677.4	1,363.9	1,530.2
Income/(loss) from operations	19.1	256.3	(211.7)
Interest expense, net of interest capitalized	(198.0)	(195.5)	(171.8)
Interest income	3.4	—	1.0
Interest income - related party	—	—	119.2
Impairment of investment in notes from related party	—	—	(63.5)
Gain on sale of investment in notes from related party	—	—	99.4
Loss on extinguishment of debt	—	—	(23.8)
Other income, net	—	4.0	—
(Loss)/income from continuing operations before benefit from income taxes	(175.5)	64.8	(251.2)
Benefit from income taxes	4.6	1.9	3.9
Net (loss)/income from continuing operations	(170.9)	66.7	(247.3)
Discontinued operations
Income from discontinued operations before income taxes, including $4,179.9 gain on sale of SMG Business in 2016 and $1.4 of gain on disposal during 2014	4,109.6	226.0	86.8
Provision for income taxes related to discontinued operations	(9.8)	(63.8)	(52.7)
Net income from discontinued operations	4,099.8	162.2	34.1
Net income/(loss)	3,928.9	228.9	(213.2)
Less: net loss/(income) attributable to non-controlling interests	28.3	(7.1)	33.0
Net income/(loss) attributable to Caesars Growth Partners, LLC	$3,957.2	$221.8	$(180.2)
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In millions)

	Year Ended December 31,
	2016	2015	2014
Net income/(loss)	$3,928.9	$228.9	$(213.2)
Other comprehensive loss, net of income taxes:
Unrealized loss on investments in notes from related party	—	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	—	(99.4)
Reclassification adjustment for realized losses on investment in notes from related party	—	—	63.5
Total other comprehensive loss	—	—	(233.6)
Comprehensive income/(loss)	3,928.9	228.9	(446.8)
Less: net loss/(income) attributable to non-controlling interests	28.3	(7.1)	33.0
Comprehensive income/(loss) attributable to Caesars Growth Partners, LLC	$3,957.2	$221.8	$(413.8)
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF EQUITY
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Balance at January 1, 2014	$2,780.6	$402.1	$233.6	$44.8	$3,461.1
Net loss	—	(180.2)	—	(30.7)	(210.9)
Impact of purchased assets	(1,499.7)	—	—	—	(1,499.7)
Issuance of CGP LLC voting units	4.8	—	—	—	4.8
Issuance of Caesars Interactive Entertainment, Inc. common stock	35.3	—	—	3.8	39.1
Purchase of Caesars Interactive Entertainment, Inc. common stock	(39.7)	—	—	(4.4)	(44.1)
Stock-based compensation	(2.0)	—	—	—	(2.0)
Sale of partial interest in Maryland Joint Venture	3.4	—	—	8.3	11.7
Unrealized loss on investments in notes from related party, net of tax	—	—	(197.7)	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	—	(99.4)	—	(99.4)
Reclassification adjustment for realized losses on investments in notes from related party	—	—	63.5	—	63.5
Distribution of investment in notes from related party	(376.9)	—	—	—	(376.9)
Conversion of Caesars Interactive Entertainment, Inc. convertible promissory notes	35.6	—	—	12.1	47.7
Conversion of affiliate debt to equity	139.9	—	—	—	139.9
Transactions with parents and affiliates, net	(3.3)	(30.0)	—	—	(33.3)
Balance at December 31, 2014	1,078.0	191.9	—	33.9	1,303.8
Net income	—	221.8	—	8.2	230.0
Issuance of CGP LLC voting units	4.6	—	—	—	4.6
Issuance of Caesars Interactive Entertainment, Inc. common stock	51.7	—	—	9.6	61.3
Purchase of Caesars Interactive Entertainment, Inc. common stock	(53.5)	—	—	(11.5)	(65.0)
Stock-based compensation	5.2	—	—	—	5.2
Contingently issuable non-voting membership units	228.0	—	—	—	228.0
Transactions with parents and affiliates, net	(40.7)	—	—	—	(40.7)
Other	4.0	—	—	—	4.0
Balance at December 31, 2015	1,277.3	413.7	—	40.2	1,731.2
Net income/(loss)	—	3,957.2	—	(28.6)	3,928.6
Issuance of CGP LLC voting units	4.4	—	—	—	4.4
Issuance of Caesars Interactive Entertainment, Inc. common stock	23.2	—	—	4.1	27.3
Purchase of Caesars Interactive Entertainment, Inc. common stock and non-controlling interest	(649.1)	—	—	(6.5)	(655.6)
Stock-based compensation	5.6	—	—	—	5.6
Distribution payable to non-controlling interest holders	—	—	—	(4.9)	(4.9)
Transactions with parents and affiliates, net	(377.6)	—	—	—	(377.6)
Other	—	0.6	—	0.1	0.7
Balance at December 31, 2016	$283.8	$4,371.5	$—	$4.4	$4,659.7
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net income/(loss)	$3,928.9	$228.9	$(213.2)
Net income from discontinued operations	(4,099.8)	(162.2)	(49.7)
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities
Depreciation and amortization	180.1	148.6	115.1
Amortization of debt discount and debt issuance costs	11.7	10.9	16.9
Loss on extinguishment of debt	—	—	23.8
Gain on contract termination	—	(5.0)	—
Change in fair value of contingently issuable non-voting membership units	—	(117.2)	38.7
Accretion of discount on investments in notes from related party	—	—	(80.2)
Impairment of notes from related party	—	—	63.5
Gain on sale of notes from related party	—	—	(99.4)
Impairment of goodwill, tangible and other intangible assets	—	1.0	163.0
Stock-based compensation	194.3	35.5	50.3
Non-cash management fee payable to related parties	1.9	11.9	9.9
Debt issuance costs and fees write-off	—	—	26.1
Net transfers to parents and affiliates	—	—	(13.2)
Net change in deferred income taxes	(16.0)	2.7	15.0
Net change in long-term accounts	14.8	10.5	10.4
Net change in working capital accounts	21.5	(56.8)	83.1
Other	0.9	0.1	0.9
Cash flows provided by operating activities	238.3	108.9	161.0
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(71.2)	(165.9)	(561.0)
Return of investment from discontinued operations	132.1	142.4	87.4
Contributions to discontinued operations	(56.2)	(14.9)	(89.2)
Payments to acquire businesses and assets related to the Asset Purchase Transactions	—	—	(1,808.9)
Investment in Caesars Enterprise Services, LLC	(3.8)	(3.9)	(22.6)
Proceeds from sale of investment in notes from related party	—	—	448.1
Other	—	—	(0.3)
Cash flows provided by/(used in) investing activities	0.9	(42.3)	(1,946.5)
Cash flows from financing activities
Proceeds from issuance of long-term debt	15.0	80.0	2,599.1
Debt issuance costs and fees	—	—	(30.6)
Repayments under lending agreements	(87.2)	(64.4)	(1,205.6)
Payments on long-term debt to related party	—	(39.8)	—
Payments to former minority interest holders	(504.3)	—	—
Repurchase of Caesars Interactive Entertainment, Inc. stock	(621.9)	(65.0)	(44.1)
Proceeds from issuance of Caesars Interactive Entertainment, Inc. stock	2.2	4.9	5.9
Sale of partial interest in Maryland joint venture	—	1.0	11.7
Distributions to parents, net	(332.6)	(48.1)	(20.4)
Acquisition related contingent consideration payment	—	(1.5)	(3.0)
Cash flows (used in)/provided by financing activities	(1,528.8)	(132.9)	1,313.0

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(In millions)

	Year Ended December 31,
	2016	2015	2014
Cash flows from discontinued operations
Cash flows from operating activities	168.1	166.4	86.0
Cash flows from investing activities	4,379.7	(12.4)	(16.4)
Cash flows from financing activities	(75.9)	(158.2)	(5.1)
Net cash from discontinued operations	4,471.9	(4.2)	64.5
Cash held for sale, beginning of period	111.0	103.5	36.3
Cash held for sale, end of period	—	111.0	103.5
Net increase/(decrease) in cash, cash equivalents and restricted cash	3,293.3	(78.0)	(475.2)
Cash, cash equivalents and restricted cash, beginning of period	802.2	880.2	1,355.4
Cash, cash equivalents and restricted cash, end of period	$4,095.5	$802.2	$880.2
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies
Organization and Description of Business
Caesars Acquisition Company (the "Company," "CAC," "we," "our" and "us"), a Delaware corporation, directly owns 100% of the voting membership units of Caesars Growth Partners, LLC ("CGP LLC"), a Delaware limited liability company and a joint venture between CAC and subsidiaries of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment"). Our common stock trades on the NASDAQ Global Select Market under the symbol "CACQ."
CGP LLC is a casino asset and entertainment company. CGP LLC owns six casinos in the United States and, through its subsidiary Caesars Interactive Entertainment, LLC ("CIE" or "Caesars Interactive", formerly Caesars Interactive Entertainment, Inc.), owns and operates a regulated online real money gaming business and the World Series of Poker ("WSOP") tournaments and brand.
CAC serves as CGP LLC's managing member and sole holder of all of its outstanding voting units. CAC's primary asset is its membership interest in CGP LLC and does not have any operations other than through its interest in CGP LLC. Certain subsidiaries of Caesars Entertainment hold all of CGP LLC's outstanding non-voting units.
Asset Purchase Transactions
On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, LLC ("PHWLV") and a 50% interest in the management fee revenues of PHW Manager, LLC to Caesars Growth Properties Holdings, LLC ("Borrower" or "CGPH," an indirect, wholly-owned subsidiary of CGP LLC). JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries (collectively known as "The Cromwell") were direct wholly-owned subsidiaries of Caesars Entertainment Operating Company, Inc. ("CEOC"), which is a majority-owned subsidiary of CEC. On May 5, 2014, CGPH through one or more subsidiaries acquired (i) The Cromwell, The LINQ Hotel & Casino and Bally's Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under property management agreements entered into between an affiliate of CEOC acting as property manager and the CGPH subsidiary which owns each of these respective properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing" or "Acquired Properties Transaction").
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah's New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager, as defined below, and the owners of Harrah's New Orleans and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing" or "Harrah's Transaction").
CGPH paid $2.0 billion, less outstanding debt assumed, for the May 2014 acquisitions ("Asset Purchase Transactions").
In connection with the Acquired Properties Transaction and the Harrah's Transaction, CGPH and Caesars Growth Properties Finance, Inc. issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022. On May 8, 2014, CGPH closed on $1.175 billion of term loans and a $150.0 million revolving credit facility pursuant to a credit agreement.
The acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell, and the contribution of Planet Hollywood Resort & Casino in Las Vegas ("Planet Hollywood") to subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns an entertainment facility located in downtown New Orleans, Louisiana, composed of a casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell each own casino and hotel entertainment facilities located on Las Vegas Boulevard in Las Vegas, Nevada. Each of the Acquired Properties has entered into property management agreements with affiliates of Caesars Entertainment.
Disposition of SMG Business
On September 23, 2016, CIE, a subsidiary of CGP LLC, sold its social and mobile games business (the "SMG Business") for $4.4 billion. As a result of the sale of the SMG Business, the historical results of CGP LLC have been recast to reflect the portion of the CIE business disposed of as discontinued operations for all periods presented herein. See Note 3 — Development, Acquisition and Divestiture Activity.

Proposed Merger of CAC with CEC
On December 21, 2014, the Company and CEC entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the "Proposed Merger").
On July 9, 2016, CAC and CEC agreed to amend and restate the Merger Agreement (the "Amended Merger Agreement"). In connection with the entry into the Amended Merger Agreement, on July 9, 2016, (i) CAC and CEOC, a majority owned subsidiary of CEC, agreed to amend and restate the Restructuring Support Agreement (as amended, the "CAC RSA"), dated as of June 12, 2016, among CAC, CEOC and CEC; (ii) CEC and CEOC agreed to amend the Restructuring Support, Settlement and Contribution Agreement, dated as of June 7, 2016 (as amended, the "CEC RSA" and, together with the CAC RSA, the "Caesars RSAs"), between CEC and CEOC; and (iii) CAC entered into a Voting Agreement (the "Voting Agreement") with Hamlet Holdings LLC ("Hamlet Holdings"), and solely with respect to certain provisions of the Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP and certain of their co-investors (collectively, the "Holders"). The Caesars RSAs were entered into with respect to the restructuring of CEOC's indebtedness (the "Restructuring") and, together with the Amended Merger Agreement, are consistent with the terms proposed under the second amended Joint Chapter 11 plan of reorganization (as amended, the "Merger Plan") of CEOC and each of the debtors (together with CEOC, the "Debtors") in the CEOC Chapter 11 Cases.
The exchange ratio, pursuant to which shares of CAC's class A common stock, par value $0.001 per share (the "Class A Common Stock") and CAC's class B common stock, par value $0.001 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "CAC Common Stock"), will become exchangeable for shares of CEC's common stock, par value $0.01 per share ("CEC Common Stock"), has been amended to ensure that holders of CAC Common Stock immediately prior to the closing of the Proposed Merger (the "Merger Closing") will receive 27% of the outstanding CEC Common Stock on a fully diluted basis (prior to conversion of the new CEC convertible notes) (and which, upon conversion at any time following the Merger Closing, will result in pro rata dilution to all holders of CEC Common Stock, including holders of CAC Common Stock immediately prior to the Merger Closing) (the "Exchange Ratio"). The Exchange Ratio may be adjusted pursuant to the Amended Merger Agreement and such adjustment will be determined on the earlier of (i) the date on which the special committee of CAC's Board of Directors (the "CAC Special Committee") and the special committee of CEC's Board of Directors (the "CEC Special Committee"), each composed solely of independent directors, agree in writing as to the Exchange Ratio, and (ii) the sixth business day following the date on which the Adjustment Period (as described below) ends.
The Adjustment Period is the 14 day period beginning on the date, as soon as reasonably practicable following the date of the Amended Merger Agreement, on which each of CAC and CEC has received written confirmation from the other party that it and its respective representatives have received certain information (which information must be provided on request as soon as reasonably practicable, but no later than 30 days following the confirmation date) necessary for such party's financial advisor to render a fairness opinion. During the Adjustment Period, the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, will determine whether and to what extent it is necessary, appropriate and advisable to adjust the Exchange Ratio. The Exchange Ratio may be adjusted solely to take into account certain tax costs and tax attributes (except as described below).
If at any time during the Adjustment Period the CAC Special Committee or the CEC Special Committee determines that (i) it cannot obtain a fairness opinion from its respective financial advisor as a result of an adjustment to the Exchange Ratio based solely on the factors set forth in the Amended Merger Agreement or (ii) an adjustment to the Exchange Ratio based solely on the factors set forth in the Amended Merger Agreement would not be advisable or would otherwise be inconsistent with the directors' fiduciary duties under applicable law, either the CAC Special Committee or the CEC Special Committee may notify the other party of such determination and, following delivery of such notice, the parties will instead take into account all other relevant facts and circumstances impacting the intrinsic value of CAC and CEC at such time.
If the CAC Special Committee, on behalf of CAC, or the CEC Special Committee, on behalf of CEC, (i) are unable to agree to an adjustment to the Exchange Ratio by the end of the Adjustment Period and determine in good faith, after consultation with outside legal counsel, that failure to terminate the Amended Merger Agreement would be reasonably likely to be inconsistent with the fiduciary duties of the directors of CAC or CEC, as applicable, under applicable law or (ii) have not received, as of a date that is reasonably proximate to the date on which the Adjustment Period ends, an opinion of an independent, nationally recognized financial advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Exchange Ratio is fair, from a financial point of view, to CAC or CEC, as applicable, then the Amended Merger Agreement may be terminated within five business days following the end of the Adjustment Period.
The Amended Merger Agreement also contains an amended "Go-Shop" provision on terms substantially the same as the "Go-Shop" provision originally set forth in the Merger Agreement. The Amended Merger Agreement also provides that (i) certain existing litigation, under specified circumstances, (ii) certain legislative changes and (iii) any change in the financial or securities markets or in the market price or valuation of any security or financial interest, or in the business, results of operations or prospects of either of CAC or CEC, subject to certain conditions, in each case will not provide cause for either the CAC board of directors (the "CAC Board") or the CEC board of directors (the "CEC Board") to effect an adverse recommendation change.
The Amended Merger Agreement was fully negotiated by and between the CAC Special Committee and the CEC Special Committee, was recommended by each of the CAC Special Committee and the CEC Special Committee and was approved by the CAC Board and the CEC Board. Stockholders of each of CAC and CEC will be asked to vote on the adoption of the Amended Merger Agreement at special meetings of CAC's stockholders and CEC's stockholders, respectively, that will each be held on a date to be announced. Pursuant to the Amended Merger Agreement, CAC and CEC, as applicable, have agreed to file a joint proxy statement/prospectus as soon as reasonably practicable following the date of the Amended Merger Agreement.
The closing of the merger is subject to the adoption of the Amended Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of CAC Common Stock and CEC Common Stock, respectively. In addition to the closing conditions originally set forth in the Merger Agreement, each of CAC and CEC have agreed that their respective obligation to consummate the merger is subject to the fulfillment of the Merger Plan containing the Debtor Release, the Third-Party Release and the Exculpation. However, the Amended Merger Agreement eliminated from the closing conditions set forth in the Merger Agreement (i) minimum cash closing conditions for both parties and (ii) a closing condition that limited tax costs relating to the Restructuring to close the Proposed Merger.
The Amended Merger Agreement provides certain termination rights to each of CAC and CEC based on, among other things: (i) CEOC filing (including any of its debtor subsidiaries), without CAC's or CEC's prior written consent, respectively, (x) a plan of reorganization, a disclosure statement or a proposed order entered by the Bankruptcy Court confirming the Merger Plan that is materially consistent with the RSAs and the Merger Plan and otherwise acceptable to each of CAC and CEC ("Confirmation Order") that does not include the Debtor Release, the Third-Party Release or the Exculpation as to CAC, CGP LLC, their subsidiaries, and their respective representatives ("CAC Released Parties") or CEC, its subsidiaries, and their respective representatives ("CEC Released Parties"), respectively, in form and substance consistent in all material respects with such provisions as set forth in the Merger Plan or (y) any motion, pleading or other document with the Bankruptcy Court in the CEOC Chapter 11 Cases that is otherwise materially inconsistent with the CAC RSA or CEC RSA, respectively, or the Merger Plan, (ii) the Confirmation Order (x) not including the Debtor Release, the Third-Party Release or the Exculpation as to the CAC Released Parties or the CEC Released Parties, respectively, in form and substance consistent in all material respect with such provisions as set forth in the Merger Plan or (y) not being otherwise materially consistent with the Merger Plan, (iii) the 105 Injunction Order no longer being in effect or, subject to certain conditions, CEOC failing to file a motion on or before August 14, 2016, or such earlier date as may be required by local rules governing the CEOC Chapter 11 Cases for the filing of such motion, seeking to extend the 105 Injunction Order currently in effect to the period ending on the confirmation date, (iv) either of the Caesars RSAs being terminated or becoming null and void or (v) the date on which the merger becomes effective not occurring by the close of business on December 31, 2017.
Basis of Presentation
The financial information for the periods presented reflects the financial statements of CGP LLC. Because the May 2014 acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for the properties as if those businesses were combined into CGP LLC for periods up through the May 2014 acquisition dates with financial information derived from the historical accounting records and financial statements of Caesars Entertainment. Financial information presented subsequent to the May 2014 acquisitions are presented on a consolidated basis.
The Combined and Consolidated Financial Statements include all revenues, costs, assets and liabilities directly attributable to CGP LLC. The accompanying Combined and Consolidated Financial Statements also include allocations of certain general corporate expenses of Caesars Entertainment and Caesars Enterprise Services, LLC ("CES"). These allocations of general corporate expenses may not reflect the expense CGP LLC would have incurred if CGP LLC were a stand-alone company nor are they necessarily indicative of CGP LLC's future costs. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, Caesars Entertainment Resort Properties, LLC ("CERP"), and CGPH according to their allocation percentages.
Transactions between Caesars Entertainment and CGP LLC have been identified in the Combined and Consolidated Financial Statements and related footnotes as transactions between related parties (see Note 19 — Related Party Transactions).
CGP LLC reclassified certain prior period amounts to align with its 2016 reporting presentation. Within the Combined and Consolidated Statements of Operations, for the years ended December 31, 2015 and 2014, $6.9 million and $5.5 million, respectively, were reclassified from Food and beverage revenues to Other revenues. These reclassifications did not affect CGP

LLC's combined and consolidated total Net revenues, Income/(loss) from operations, or Net income/(loss) attributable to Caesars Growth Partners, LLC.
Use of Estimates
CGP LLC's Combined and Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts in the Combined and Consolidated Financial Statements and notes thereto. Significant estimates and assumptions reflected in CGP LLC's Combined and Consolidated Financial Statements include, but are not limited to, the useful lives of property, equipment and amortizing intangible assets, income taxes, accounting for stock-based compensation, the valuation of contingent consideration and the evaluation of goodwill and long-lived assets for impairment. Management believes the accounting estimates are appropriate and reasonably determined. However, due to the inherent uncertainties in making these estimates, actual amounts could differ.
Principles of Consolidation
CGP LLC's Combined and Consolidated Financial Statements include the accounts of CGP LLC and its subsidiaries after elimination of all intercompany accounts and transactions. These Combined and Consolidated Financial Statements include the accounts of all wholly-owned subsidiaries and any partially-owned subsidiaries that CGP LLC has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.
CGP LLC's Combined and Consolidated Financial Statements also include the accounts of any variable interest entity ("VIE") for which CGP LLC is determined to be the primary beneficiary. Up through and including December 31, 2016, CGP LLC analyzed its variable interests to determine if the entity that is party to the variable interest is a variable interest entity in accordance with GAAP. This analysis included both quantitative and qualitative reviews. Qualitative analysis was based on CGP LLC's review of the design of the entity, its organizational structure including decision-making ability, financial agreements and operating agreements. Caesars Baltimore Investment Company, LLC ("CBIC") is wholly-owned and consolidated by CGP LLC. CBIC indirectly holds interests in CBAC Borrower, LLC ("CBAC"), owner of the Horseshoe Baltimore Casino ("Horseshoe Baltimore"), through its ownership interest in CR Baltimore Holdings ("CRBH"), a variable interest entity. The counterparty that owns the minority interest in CRBH is restricted from transferring its interest in CRBH without prior consent from CBIC. As a result, CBIC has been determined to be the primary beneficiary of CRBH, and therefore, consolidates CRBH into its financial statements. Under the existing terms of the agreement, the transfer restrictions will expire in the third quarter of 2017, at which time CBIC would no longer be considered the primarily beneficiary and would deconsolidate CRBH. CRBH would then be accounted for as an equity method investment.
In addition to Horseshoe Baltimore Casino, CGP LLC also holds a variable interest in one other VIE, CES, that is not consolidated because CGP LLC is not the primary beneficiary. CGP LLC continually monitors both consolidated and non-consolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change.
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with maturities of less than three months from the date of purchase and are stated at the lower of cost or market value.
Restricted Cash
Restricted cash as of December 31, 2016 and 2015 included (i) amounts related to Harrah's New Orleans to guarantee workers' compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement and (ii) amounts borrowed under the Baltimore Credit Facility deemed restricted for construction obligations associated with the Baltimore Development and the completion guarantee. As of December 31, 2016, Restricted cash also included funds related to the CIE Escrow Account and Indemnity Escrow, both defined and described further in Note 3 — Development, Acquisition and Divestiture Activity, related to the sale of the SMG Business. The classification of restricted cash between short-term and long-term is dependent upon the intended use of each particular reserve.
Receivables and Allowance for Doubtful Accounts
CGP LLC's receivables consist primarily of credit issued to customers of CGP LLC's casino properties. CGP LLC issues credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of these receivables.
Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. CGP LLC reserves an estimated amount for receivables that may not be collected to reduce receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer/platform operator relationships, in determining specific reserves. Receivables are reported net of an allowance for doubtful accounts of $7.4 million and $9.2 million, respectively, as of December 31, 2016 and 2015.
Marker play represents a significant portion of CGP LLC's overall table games volume. CGP LLC maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States' assets of foreign customers may be reached to satisfy judgments entered in the United States. CGP LLC considers the likelihood and difficulty of enforceability, among other factors, when CGP LLC issues credit to customers who are not residents of the United States.
Investments in Notes from Related Party
Up to August 5, 2014, CGP LLC's investments in $1.1 billion in aggregate principal amount of senior notes previously issued by CEOC (the "CEOC Notes"), a related party, were classified as available-for-sale investments and recorded at fair value with changes in fair value being recorded in Accumulated other comprehensive income. Any discount or premium was amortized to interest income using the effective interest method. CGP LLC classified its investment in notes from related party as current or long-term depending on the maturity of the instruments along with management's intent on holding such instruments.
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member's ownership percentage in CGP LLC (the "Notes Distribution"). Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes (see Note 19 — Related Party Transactions).
Investment in CES
Investment in CES consists of membership interests in CES which is a variable interest entity of which CGP LLC owns less than 20% and is not the primary beneficiary and therefore, CGP LLC accounts for the investment using the equity method (see Note 19 — Related Party Transactions). CGP LLC reviews this investment quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, CGP LLC considers available quantitative and qualitative evidence in evaluating potential impairment of this investment. If the carrying value of CGP LLC's investment exceeds its estimated fair value, CGP LLC evaluates, among other factors, general market conditions, the duration and extent to which the estimated fair value is less than CGP LLC's carrying value, and CGP LLC's intent and ability to hold, or plans to sell, the investment. CGP LLC also considers specific adverse conditions related to the financial health of and business outlook for the investee, including operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new carrying basis in the investment will be established. CGP LLC did not recognize an impairment charge on this investment for the years ended December 31, 2016, 2015 and 2014.
Land, Property and Equipment, net
Additions to land, property and equipment are stated at cost. CGP LLC capitalizes the costs of improvements that extend the life of the asset and expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, property and equipment are included in the determination of income.
Depreciation is provided using the straight-line method over the shorter of the estimated useful life of the asset or the related lease, as follows:

Land improvements	12 years
Building and improvements	5 - 40 years
Furniture, fixtures and equipment	2.5 - 20 years
CGP LLC reviews the carrying value of land, property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value of the asset, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effect of obsolescence, demand, competition, potential decreases in the marketplace, a change in physical condition, and legal and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the asset group level, which, for most of CGP LLC's assets, is the individual property.
Goodwill and Other Non-Amortizing Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. CGP LLC determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
CGP LLC performs an annual goodwill impairment assessment on October 1. CGP LLC performs this assessment more frequently if impairment indicators exist. CGP LLC determines the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples, valuation multiples and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. CGP LLC also evaluates the aggregate fair value of all of the reporting units and other non-operating assets in comparison to the aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in the industry.
CGP LLC performs an annual impairment assessment of other non-amortizing intangible assets as of October 1. CGP LLC performs this assessment more frequently if impairment indicators exist. CGP LLC determines the estimated fair value of non-amortizing intangible assets by primarily using the "Relief From Royalty Method" and "Excess Earnings Method" under the income approach.
The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate significantly, discount rates increase significantly, or CGP LLC does not meet projected performance, CGP LLC could have impairments to record in the next twelve months and such impairments could be material.
Prepaid Management Fees to Related Parties
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC and Caesars Baltimore Management Company, LLC ("CBMC") for $90.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related parties in the Consolidated Balance Sheets. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to CGPH. The majority of the $90.0 million prepaid asset, totaling $70.0 million, is related to Planet Hollywood and will be amortized over 35 years, which represents the term of the related management contract, starting in October 2013. The remaining $20.0 million, related to the equity interests of CBIC (the "Maryland Joint Venture"), will be amortized over 15 years, which represents the term of the related management contract, starting in October 2013.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Harrah's New Orleans Management Company, The Quad Manager, LLC, Bally's Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the "Property Managers" and individually, a "Manager" or a "Property Manager") for $138.0 million, which is also recognized as a long-term prepaid asset included in Prepaid management fees to related parties in the Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts, starting in May 2014.
As of December 31, 2016 and 2015, the remaining prepaid balance related to management fees to related parties was $194.0 million and $206.5 million, respectively.
Debt Discounts or Premiums and Debt Issuance Costs
Debt discounts or premiums and debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts or premiums and debt issuance costs are written off and included in gain or loss calculations to the extent CGP LLC retires debt prior to its original maturity date. Unamortized debt discounts or premiums and debt issuance costs are netted against Long-term debt in CGP LLC's Consolidated Balance Sheets.

Derivative Instruments
Derivative instruments are recognized in the Combined and Consolidated Financial Statements at fair value. Any changes in fair value are recorded in the Combined and Consolidated Statements of Operations. The estimated fair value of CGP LLC's derivative instruments are based on market prices obtained from dealer quotes and in the case of contingently issuable non-voting membership units, the estimated fair value is based on a multiple of EBITDA in excess of a predetermined threshold and includes a maximum payout threshold. Such quotes represent the estimated amounts CGP LLC would receive or pay to terminate the contract. See Note 8 — Financial Instruments for additional discussion of derivative instruments.
Insurance Accruals
CGP LLC's properties are insured for workers' compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. CGP LLC is self-insured for employee health, dental, vision and other insurance and its insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these judgmental accruals and is believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions.
Revenue Recognition
Casino Revenues. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers' possession. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. CGP LLC accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of casino revenue.
Food, Beverage, Rooms, and Other. Food, beverage, accommodations, and other revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses. The retail value of accommodations, food and beverage, and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances.
Advertising
CGP LLC expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $6.2 million, $11.1 million and $21.4 million, respectively, for the years ended December 31, 2016, 2015 and 2014. Advertising expense is included in Property, general, administrative and other within the Combined and Consolidated Statements of Operations.
Management Fees to Related Parties
CGP LLC records management fees to related parties for properties which receive management services from Harrah's New Orleans Management Company, The Quad Manager, LLC, Bally's Las Vegas Manager, LLC, Cromwell Manager, LLC, PHW Manager, LLC, and CBMC.
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV and the 50% interest in the management fee revenues of PHW Manager, LLC to CGPH. Accordingly, management fees charged to, and payable by, Planet Hollywood have been offset by the 50% interest received from PHW Manager, LLC.
Upon acquiring Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell in May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Manager for each of the acquired properties. Following the acquisition, the acquired properties are allocated these management fees which are offset by the 50% interest received from the respective Property Manager.
Management fees charged by CBMC, have commenced with the opening of Horseshoe Baltimore in August 2014. CGP LLC also holds a 50% interest in the management fee revenues of the property manager. Accordingly, management fees charged to, and payable by, Horseshoe Baltimore have been offset by the 50% interest received from CBMC.

Stock-based Compensation
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of CGP LLC's casino properties.
Prior to the date of closing of the sale of the SMG Business, Caesars Interactive granted stock-based compensation awards in Caesars Interactive common stock to its employees and service providers in accordance with the Caesars Interactive Entertainment, Inc. Amended and Restated Management Equity Incentive Plan (the "Plan"), which was intended to promote the interests of Caesars Interactive and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of Caesars Interactive. The Plan provided for the Plan to be administered by the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "Committee"). As a matter of policy, the exercise price of all options granted under the Plan was determined by the Committee to ensure that the exercise price of options granted under the Plan complied with the requirement that such exercise price was not less than the fair market value of the underlying shares at the respective grant dates.
Prior to the date of closing of the sale of the SMG Business, Caesars Interactive granted stock options and warrants, restricted shares, restricted stock units and management shares to its employees. These programs have been classified as either equity or liability-based instruments dependent on the terms and conditions of each of the awards. In February 2014, the Committee approved a liquidity plan, setting forth the terms and conditions upon which Caesars Interactive may elect to purchase, or cause to be purchased, CIE owned shares and/or shares underlying options, restricted stock units ("RSUs"), restricted stock or warrants (collectively, "deemed held shares") held by eligible individuals, from time to time, during the term of the plan, and providing the eligible individuals with a market for their CIE shares and/or deemed held shares (the "Liquidity Plan"). For accounting purposes, the provisions of the Liquidity Plan were deemed to modify the awards underlying the Plan. Effectively, CIE determined to account for the subject stock options and warrants as if CIE had a conditional obligation to settle such options in cash at some future date pursuant to the Liquidity Plan. However, the Liquidity Plan was (i) fully at CIE's discretion, (ii) required additional approval by the Committee for all future purchases and (iii) made no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. As a result of this modification, all outstanding options and warrants granted under the Plan were modified to be accounted for as liability-classified awards at December 31, 2014. Equity-classified instruments were measured at their fair value at their date of grant and liability-classified instruments are re-measured at their fair value at each reporting date for accounting purposes. A description of the components of these programs is provided in Note 15 — Stock-based Compensation and Employee Benefit Plans.
Both the Plan and the Liquidity Plan were terminated on September 23, 2016, concurrent with the closing of the sale of the SMG Business.
Income Taxes
CGP LLC records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. CGP LLC reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, CGP LLC's experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The provision for income taxes for CGP LLC for the years ended December 31, 2016, 2015 and 2014 represents the income taxes from its corporate subsidiary, CIE, which is taxed as a corporation for federal, state and foreign income tax purposes up to the September 2016 sale of the SMG Business. No provision for income taxes is reported for CIE subsequent to the September 2016 closing of the sale of the SMG Business, at which point remaining activities of CIE were transferred to subsidiaries which are treated as business units of CGP LLC and taxed as a partnership for federal and state income tax purposes. CGP LLC's provision for income taxes also includes the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes for the period up to the date of acquisition by CGP LLC for the properties acquired from CEOC in May 2014. No provision for income taxes is reported for such properties subsequent to their May 2014 acquisitions by CGP LLC. No provision for income taxes is reported for properties within the Casino Properties and Developments business unit of CGP LLC that were acquired in 2013 as such properties are taxed as a partnership for federal and state income tax purposes whereby any income or losses were allocated to the CGP LLC owners and taxed by each owner. The provision for income taxes for CGP LLC differs from the expected federal tax rate of 35% primarily due to CGP LLC being a pass-through entity for US federal and state income tax purposes and thus, not subject to taxation for federal, state and foreign income tax.
Note 2 — Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the FASB Accounting Standards Codification ("ASC") and creates a new Topic 606, Revenue from Contracts with Customers. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry, will be eliminated. In addition, interim and annual disclosures will be substantially revised. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU No. 2014-09 for all entities by one year. The FASB issued several amendments including ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, in April 2016, ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, in May 2016, and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, in December 2016, which further clarifies and amends certain guidance in Topic 606 including clarification on accounting for and identifying performance obligations. The ASUs are effective for public business entities for fiscal years beginning after December 15, 2017, and interim reporting periods within that reporting period. Early application is permitted for fiscal years beginning after December 15, 2016, including interim reporting periods within that reporting period. CGP LLC is currently in the process of its analysis and anticipates this standard will have a material impact on its consolidated financial statements. CGP LLC expects the most significant impact will be related to the accounting for the Total Rewards customer loyalty program and casino promotional allowances.
The Total Rewards customer loyalty program impacts revenues from CPG LLC's four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Currently, CGP LLC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as "breakage"), based upon the cost of historical redemptions. Upon adoption of the new guidance, Reward Credits will no longer be recorded at cost, and a deferred revenue model will be used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed. CGP LLC expects to see a significant decrease in gaming revenues. The presentation of goods and services provided to customers without charge in gross revenue with a corresponding reduction in promotional allowances will no longer be reported. Revenue will be recognized based on relative standalone selling prices for transactions with more than one performance obligation.
The quantitative impacts of the changes discussed above are not complete and are still being analyzed. CGP LLC is currently assessing the full impact the adoption of this standard will have on its financial statements.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40), amending the existing requirements for disclosing information about an entity's ability to continue as a going concern. The guidance explicitly requires management to assess an entity's ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. CGP LLC adopted ASU No. 2014-15 as of December 31, 2016. The adoption of ASU No. 2014-15 and the resulting assessment of CGP LLC's ability to continue as a going concern did not have an effect on CGP LLC's financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which primarily affects the accounting for equity investments that do not result in consolidation and are not accounted for under the equity method, presentation of changes in the fair value of financial liabilities measured under the fair value option, and the presentation and disclosure requirements for financial instruments. The ASU also clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's other deferred tax assets. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those years. For all other entities, the amendments in ASU No. 2016-01 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Entities can early adopt certain provision of ASU 2016-01. CGP LLC is currently assessing the impact the adoption of this standard will have on CGP LLC's financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires recognizing lease assets and lease liabilities on the balance sheet and disclosing key quantitative and qualitative information about leasing arrangements. Generally, leases with terms of 12 months or less will not be required to be recognized on the balance sheet. The new standard requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. For public business entities, the ASU will be effective for fiscal years beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted.

Currently, all of CGP LLC's capital and financing leases are set to expire before the initial application date and will not require any accounting adjustments. Accounting for CGP LLC's operating leases where CGP LLC is the lessor will remain unchanged. Operating leases, including agreements relating to slot machines, will be recorded on the balance sheet as a right-of-use ("ROU") asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. CGP LLC is in the process of evaluating the full impact the new guidance will have on its financial statements.
In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement for retroactive adjustment when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence. The amendments in this ASU also require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. The amendments in this guidance are effective for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. CGP LLC is currently assessing the impact the adoption of this standard will have on its financial statements, but does not believe, based upon preliminary data, that the impact will be material.
In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which (1) requires that all income tax effects of awards be recognized in the income statement when the awards vest or are settled, (2) requires that companies present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity, (3) allows employers to withhold up to the maximum statutory tax rates in the applicable jurisdictions without triggering liability accounting, (4) allows companies to make a policy election to either account for forfeitures as they occur or estimate forfeitures, and (5) includes nonpublic entity practical expedients. For public business entities, the amendments in this guidance are effective for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. CGP LLC adopted ASU No. 2016-09 during the quarter ended June 30, 2016. The adoption of this ASU had an immaterial impact on CGP LLC's financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For available-for-sale debt securities, ASU No. 2016-13 aligns the income statement recognition of credit losses with the reporting period in which changes occur by recording credit losses and subsequent reversals through an allowance rather than a write-down. For public business entities that are Securities and Exchange Commission ("SEC") filers, the amendments in this guidance are effective for fiscal years beginning after December 15, 2019, and interim periods within those years. Early application will be permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. CGP LLC is currently assessing the impact the adoption of this standard will have on its financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses classification issues related to the statement of cash flows. The amendments in ASU No. 2016-15 provide guidance on the following eight specific cash flow issues: (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance policies including bank-owned life insurance policies, (6) distributions received from equity method investees, (7) beneficial interests in securitization transactions, and (8) separately identifiable cash flows and application of the predominance principle. For public business entities, the ASU will be effective for fiscal years beginning after December 15, 2017, and interim periods within those years. Early adoption is permitted. CGP LLC is currently assessing the impact the adoption of this standard will have on its financial statements.
In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory, which requires the recognition of income tax consequences resulting from transfers on intra-entity assets other than inventory when the transfer occurs. The amendments in this ASU should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. This ASU is effective for public entities for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early application is permitted. CGP LLC is currently assessing the impact the adoption of these standards will have on its financial statements.

In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which amends ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendment alters how a decision maker should consider indirect interests in a VIE held through an entity under common control. If a decision maker is required to evaluate whether it is the primary beneficiary of a VIE, it will need to consider only its proportionate indirect interest in the VIE held through a common control party. ASU No. 2016-17 does not change the characteristics of a primary beneficiary in the VIE model. This ASU is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. CGP LLC is currently assessing the impact the adoption of this standard will have on its financial statements.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. CGP LLC has early adopted ASU No. 2016-18 during the quarter ended December 31, 2016 and has retrospectively applied the amendments. Prior to the adoption of ASU No. 2016-18, CGP LLC's Combined and Consolidated Statements of Cash Flows reported change in restricted cash as investing activities and excluded restricted cash from cash and cash equivalents beginning and ending balances. Impacts of early adoption on prior period include: increase in cash, cash equivalents, and restricted cash balances as of December 31, 2015, 2014, and 2013 to $802.2 million, $880.2 million, and $1,355.4 million, respectively, and an increase of $28.1 million and $320.1 million, respectively, from cash flows used in investing activities for the years ended December 31, 2015 and 2014. See the Combined and Consolidated Statements of Cash Flows and Note 14 — Supplemental Cash Flow Information.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the goodwill impairment test by eliminating the need to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment. The same impairment assessment applies to all reporting units including those with zero or negative carrying amounts. A goodwill impairment will represent the excess of a reporting unit's carrying amount over its fair value. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendments in ASU No. 2017-04 should be applied on a prospective basis. Disclosure of the nature and reason for the change in accounting principle upon transition is required. For public business entities, the amendments in this ASU are effective for annual or interim goodwill impairments tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. CGP LLC is currently assessing the impact the adoption of this standard will have on its financial statements.
Note 3 — Development, Acquisition and Divestiture Activity
Interactive Entertainment
Disposition of SMG Business
On September 23, 2016, CIE, a Delaware limited liability company, a subsidiary of CGP LLC, sold its SMG Business for $4.4 billion, subject to customary purchase price adjustments, to Alpha Frontier Limited, a Cayman Islands exempted company ("Purchaser") (such sale, together with the transactions contemplated under the Purchase Agreement, the "Sale"), pursuant to the Stock Purchase Agreement, dated as of July 30, 2016 (the "Purchase Agreement"), entered into by and among CIE, Purchaser, and, solely for certain limited purposes described therein, CGP LLC, and CIE Growth, LLC, a Delaware limited liability company. The Purchaser was backed by a consortium that includes Giant Investment (HK) Limited, an affiliate of Shanghai Giant Network Technology Co., Ltd.; Yunfeng Capital; China Oceanwide Holdings Group Co., Ltd.; China Minsheng Trust Co., Ltd.; CDH China HF Holdings Company Limited and Hony Capital Fund. As a result of the Sale, the historical results of CGP LLC have been recast to reflect the portion of the CIE business disposed of as discontinued operations for all periods presented herein.
CGP LLC recognized a pre-tax gain of approximately $4.2 billion from the Sale. The estimated current income tax expense on the portion of the gain attributable to CAC was $284.9 million. CGP LLC recorded a payable to CAC reflected in Payables to related party and a corresponding reduction in Additional paid-in capital for CAC's estimated current income tax expense on the portion of the gain as CGP LLC is required under the terms of the CGP LLC Operating Agreement to pay CAC's tax obligations. During the fourth quarter of 2016, CGP LLC made a payment of $240.0 million toward CAC's estimated tax liability. At December 31, 2016, the remaining $44.9 million is included in Payables to related party on CGP LLC's Consolidated Balance Sheet. CGP LLC's short-term Restricted cash includes $60.0 million remaining reserved for paying CAC's income tax expense on the portion of the gain attributable to CAC.
In connection with the Sale and related restructuring, CIE retained its WSOP and regulated online real money gaming

("RMG") businesses. CIE also granted an exclusive, royalty bearing license to Playtika, Ltd. ("Playtika"), a former CIE subsidiary constituting part of the sold SMG Business, with respect to the WSOP and other WSOP-related trademarks owned by CIE or its affiliates and an exclusive royalty bearing sublicense with respect to certain trademarks for continued use in Playtika's social and mobile games business.
In connection with the closing of the Sale (the "SMG Business Sale Closing"), and pursuant to the Purchase Agreement and the CIE Proceeds and Reservation of Rights Agreement (including exhibits thereto, the "CIE Proceeds Agreement"), dated September 9, 2016, entered into by and among CAC, CIE, CEC and CEOC, a majority owned subsidiary of CEC, CIE agreed to deposit into an escrow account (the "CIE Escrow Account") the Sale proceeds in excess of the sum of: (a) certain amounts used for the payment of transaction expenses related to the SMG Business Sale Closing, (b) distributions to minority shareholders or equity holders of CIE related to the repurchase of CIE equity interests held by such holders, (c) certain tax payments, and (d) the Indemnity Escrow funds, as defined below. In connection with the SMG Business Sale Closing, CIE deposited into the CIE Escrow Account the portion of the Sale proceeds required by the CIE Proceeds Agreement. The funds in the CIE Escrow Account may only be released pursuant to the terms set forth in the CIE Proceeds Agreement. At December 31, 2016, the balance in the CIE Escrow Account was $2,718.1 million, which is included as short-term Restricted cash in CGP LLC's Consolidated Balance Sheet.
In addition, CIE placed $264.0 million into escrow (the "Indemnity Escrow") to secure the potential indemnity claims of Purchaser for a period of twelve months from the SMG Business Sale Closing date pursuant to the terms of the Purchase Agreement. During the fourth quarter of 2016, CIE paid $4.5 million to Purchaser from the Indemnity Escrow account based upon the finalization of the purchase price adjustment pursuant to the Purchase Agreement. At December 31, 2016, the remaining balance in the Indemnity Escrow was $259.5 million, which is included as short-term Restricted cash on CGP LLC's Consolidated Balance Sheet. There have been no claims made against the Indemnity Escrow account.
In connection with the SMG Business Sale Closing, CIE repurchased, immediately prior to the SMG Business Sale Closing, all of the shares of CIE common stock held by Rock Gaming Interactive LLC ("Rock Interactive") and by CIE's other minority investors (collectively, the "Minority Investors") for the right to receive cash payments representing the fair market value of such shares of CIE common stock at the SMG Business Sale Closing, determined as their pro-rata portion of the aggregate of (a) the Sale proceeds, (b) the fair market value of the WSOP and RMG businesses remaining with CIE following the Sale, and (c) CIE cash on hand at the SMG Business Sale Closing. The difference between the consideration paid and the carrying value of the minority interest was recorded as a reduction to Additional paid-in capital in CGP LLC's Consolidated Balance Sheet.
None of the outstanding CIE stock options, restricted stock units or warrants were assumed by the Purchaser in the Sale. In connection with the Sale, and pursuant to the permitted authority under the Purchase Agreement and CIE's Amended and Restated Management Equity Incentive Plan, CIE accelerated the vesting of all of the outstanding options, restricted stock units and warrants of CIE (collectively, "CIE Equity Awards"), and, effective immediately prior to the SMG Business Sale Closing, canceled all such CIE Equity Awards in exchange for the right to receive cash payments equal to the intrinsic value of such awards. Expense related to the acceleration of the vesting of the CIE Equity Awards for employees who had historically provided services to the SMG Business was recorded to Discontinued operations and the expense related to the acceleration of the vesting of other CIE Equity Awards was recorded to Property, general, administrative and other in CGP LLC's Combined and Consolidated Statement of Operations.
The total pro-rata share of Sale proceeds delivered to the Minority Investors and former holders of CIE Equity Awards was subject to the purchase price adjustment pursuant to the Purchase Agreement, which as described above was finalized during the fourth quarter of 2016, and is subject to the release of proceeds, if any, from the Indemnity Escrow at the end of the escrow period, to be paid to the Minority Investors and the former holders of CIE Equity Awards as and when such amounts are paid to CIE under the Purchase Agreement. The total amount distributed to Minority Investors and former holders of CIE Equity Awards in connection with the SMG Business Sale Closing was approximately $1,083.0 million.
At December 31, 2016, CGP LLC has accrued $63.1 million in Accrued expenses and other current liabilities on its Consolidated Balance Sheet, representing the amounts still due to the Minority Investors and former holders of CIE Equity Awards for the release of proceeds held in the Indemnity Escrow.

The following table represents the carrying amounts of assets and liabilities of the disposed SMG Business that are disclosed in the Consolidated Balance Sheet of CGP LLC as of December 31, 2015.

(In millions)	December 31, 2015
Carrying amounts of major classes of assets included as part of discontinued operations
Cash and cash equivalents	$111.0
Restricted cash	1.0
Receivables, net of allowance for doubtful accounts of $0.1	57.8
Prepayments and other current assets	5.8
Total current assets	175.6
Land, property and equipment, net	13.7
Goodwill	88.4
Intangible assets other than goodwill, net	45.1
Deferred tax assets	39.0
Deferred charges and other	1.7
Total non-current assets	187.9
Total assets of the SMG Business classified as held for sale (1)	$363.5

Carrying amounts of major classes of liabilities included as part of discontinued operations
Accounts payable	$17.1
Payables to related parties	0.2
Accrued expenses and other current liabilities	37.8
Foreign tax payable	1.9
Total current liabilities	57.0
Deferred tax liabilities	1.3
Deferred credits and other	8.1
Total non-current liabilities	9.4
Total liabilities of the SMG Business classified as held for sale (1)	$66.4
_________________________

(1)	The assets and liabilities of the SMG Business classified as held for sale are classified as current in CGP LLC's December 31, 2015 Consolidated Balance Sheet.

The following table represents the carrying amounts of line items constituting Income from discontinued operations of the disposed SMG Business that are presented in the Combined and Consolidated Statements of Operations and Comprehensive Income of CGP LLC for the years ended December 31, 2016, 2015 and 2014.

	Year Ended December 31,
(In millions)	2016	2015	2014(1)
Revenues
Social and mobile games	$677.9	$725.3	$549.1
Net revenues	677.9	725.3	549.1
Operating expenses
Platform fees	196.8	212.0	166.1
Property, general, administrative and other	532.1	257.3	218.7
Write-downs, reserves and project opening costs, net of recoveries	—	0.1	—
Depreciation and amortization	19.5	29.2	27.9
Change in fair value of contingent consideration	—	—	32.7
Total operating expenses	748.4	498.6	445.4
(Loss)/income from operations	(70.5)	226.7	103.7
Interest expense, net of interest capitalized	0.2	(0.6)	(1.1)
Other income, net	—	(0.1)	(0.1)
Gain on sale of SMG Business	4,179.9	—	—
Income from discontinued operations before provision for income taxes	4,109.6	226.0	102.5
Provision for income taxes related to discontinued operations	(9.8)	(63.8)	(52.8)
Net income from discontinued operations	$4,099.8	$162.2	$49.7
_________________________

(1)	In addition, CIE recognized a net loss from discontinued operations related to the disposition of CIE RMG BEL, LLC (see below).
SMG Business Acquisition of Pacific Interactive
On February 13, 2014, CIE acquired 100% of the voting and economic interest in Pacific Interactive UK Limited ("Pacific Interactive"), a company based in the United Kingdom. Aggregate consideration was $51.8 million, including CIE's preliminary estimate of $30.5 million in contingent consideration. Pacific Interactive is the operator of House of Fun Slots, which is among the leading social and mobile casino-themed games on Facebook, iOS, and Android platforms. Similar to CIE's legacy games, Pacific Interactive offers its games under a "free-to-play" model in which users can download and play the game for free, but are charged for additional game coins and other virtual consumable goods.
The February 2014 purchase price of Pacific Interactive was allocated based upon estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. CIE estimated the fair value of the assets acquired and liabilities assumed based upon consideration of the cost, income and market approaches to fair value, as appropriate, and sought the assistance of an independent valuation firm.
As part of the business combination, CIE acquired intangible assets. The fair value methodology used to value the established user base and developed software followed a replacement cost method. As such, the fair value of the established user base was based on the cost to recreate those assets using the means of advertising typically employed by CIE to market its games to potential users. The fair value of the developed software was based on the cost to recreate the developed software using the research and development spend incurred as of the transaction date in relation to this software. The fair value of the developed game was based on a multi-period excess earnings method, which is an application of the discounted cash flow method and computes the present value of after-tax cash flows attributable to the associated future income stream.
CIE estimated appropriate rates of return for the various asset classes by considering the risk of each specific asset class relative to the overall risks of the business. The required rates of return are lowest for net working capital, higher for fixed assets and intangible assets and highest for goodwill.

•
The rate of return on net working capital assumes market participants would require a return on working capital similar to debt returns. CIE assumed that immaterial levels of net working capital are necessary to operate Pacific Interactive in light of the short cash collection cycle.

•	The rate of return on fixed assets was estimated to be 7.0%, which assumes that these assets would be financed primarily by debt financing.

•	CIE estimated discount rates on intangible assets to be 24.0% based on the relative risk profiles of these assets as compared to that of the overall business.

•	Goodwill was computed on a residual basis. The implied rate of return on goodwill was 30.0%, which accounts for the additional risk inherent in the asset's unidentifiable nature.
Intangible assets acquired consisted of developed games, valued at $39.0 million with an estimated useful life of 5 years, an established user base valued at $9.3 million with an estimated life of 2.5 years, and developed software valued at $1.6 million with a life of 5 years. The goodwill is attributed to the workforce of Pacific Interactive and the significant synergies expected subsequent to the acquisition.
From February 13, 2014 (the acquisition date) through December 31, 2014, Pacific Interactive generated $80.3 million of net revenues and had a net loss of $23.2 million. Prior to the acquisition, Pacific Interactive maintained its books and records in accordance with United Kingdom statutory requirements, which do not require certain significant estimates that would be required under US GAAP. The preparation of pro-forma information requires significant estimates and assumptions around the measurement of revenue under US GAAP that would be impossible to determine on an objective basis. As such, the presentation of pro-forma information for this acquisition is impracticable.
Playtika and Pacific Interactive Employment Agreements
In December 2011, a subsidiary of Caesars Interactive entered into employment agreements with certain selling shareholders of Playtika who had been managing Playtika both prior and subsequent to CIE's May 2011 acquisition. Under these employment agreements, a subsidiary of Caesars Interactive agreed to pay $4.0 million in success bonuses which were fully settled in 2014.
In addition, Caesars Interactive has remaining success bonuses payable to certain other Playtika employees. As of December 31, 2015, payables were $2.1 million. These success bonuses were dependent upon the receiving individuals still being employed on the dates that such bonuses become payable. The remaining success bonuses were settled in January 2016.
Pursuant to the terms of the Pacific Interactive acquisition agreement in February 2014, CIE agreed to pay retention bonuses totaling $10.0 million over a four-year period. This retention arrangement was amended by the Committee in November 2015 to reduce the total payout amount by $1.3 million to reflect a reduction in headcount among the covered workforce and to accelerate the timing of payments by three months. As of December 31, 2015, future retention payments owed under this agreement totaled $7.0 million.
Success and retention bonuses were included in Liabilities held for sale in the Consolidated Balance Sheet at December 31, 2015 with a charge to compensation expense in Income from discontinued operations over the required service period.
Disposition of CIE RMG BEL, LLC
In June 2014, CIE concluded that effective August 2014, it would suspend operations of CIE RMG BEL, LLC, an indirectly wholly owned subsidiary in Minsk, Belarus. As a result, CIE recorded an impairment of $15.5 million in the second quarter of 2014. In the third quarter of 2014, CIE settled its accrued contingent consideration liability for $4.5 million and recognized a gain of $1.4 million on the final disposition of the entity. CGP LLC has presented the operations of CIE RMG BEL, LLC as discontinued operations in CGP LLC's Combined and Consolidated Statements of Operations.
Casino Properties and Development
Baltimore, Maryland Development
In February 2014, CGP LLC's joint venture with Rock Gaming LLC ("Rock Gaming"), the majority member of CR Baltimore Holdings, sold a portion of its interest in CBAC Gaming, LLC ("CBAC Gaming") to an existing joint venture partner of CBAC Gaming, Caves Valley Partners ("CVP"). CGP LLC received proceeds of $12.8 million from the sale. In accordance with the transaction agreement, dated as of October 21, 2013, among Caesars Acquisition Company, Caesars Growth Partners, LLC, CEC, HIE Holdings, Inc., Harrah's BC, Inc., PHW Las Vegas, LLC, PHW Manager, LLC, Caesars Baltimore Acquisition Company, LLC and CBMC, at or promptly following the closing of the sale of CGP LLC's interest in CBAC Gaming, CGP LLC was obligated to pay CEC the $12.8 million proceeds received. During 2015, CGP LLC paid CEC the $12.8 million proceeds received. Following the closing of the sale, CGP LLC maintained its 58.5% ownership of CRBH, while CRBH reduced its ownership of CBAC Gaming to approximately 69.9%, resulting in a decline of CGP LLC's indirect ownership in CBAC Gaming to approximately 40.9%.
As of both December 31, 2016 and 2015, STRON-MD Limited Partnership holds 4.8% of the Horseshoe Baltimore joint venture. Their non-controlling interest contains an embedded put feature that may cause us, at any time, to purchase all of STRON-MD Limited Partnership's interest in Horseshoe Baltimore either at cost prior to the commencement of the planned casino's operations, or at fair market value after the commencement of operations. For accounting purposes, their ownership interest is presented as redeemable non-controlling interest presented outside of permanent equity on the Consolidated Balance Sheets (see Note 9 — Equity and Non-controlling Interests for the changes in the carrying amount of redeemable non-controlling interest).
Note 4 — Land, Property and Equipment, net
Land, property and equipment, net consists of the following:

	December 31,
(In millions)	2016	2015
Land and land improvements	$1,081.3	$1,081.3
Building and improvements	1,354.3	1,356.3
Furniture, fixtures and equipment	621.8	644.1
Construction in progress	24.9	5.7
	3,082.3	3,087.4
Less: accumulated depreciation	(600.9)	(524.7)
Land, property and equipment, net	$2,481.4	$2,562.7
Depreciation expense for property and equipment is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2016, 2015 and 2014, aggregate depreciation expense was $159.8 million, $131.0 million and $97.9 million, respectively.
Amortization expense related to other items included within Depreciation and amortization in the Combined and Consolidated Statements of Operations totaled $5.4 million, $2.6 million and $2.2 million, respectively, for the years ended years ended December 31, 2016, 2015 and 2014.
CGP LLC capitalized interest of $0.7 million net of a $1.0 million capitalized interest adjustment recognized during the year ended December 31, 2016 primarily associated with Planet Hollywood and The LINQ Hotel & Casino construction projects. CGP LLC capitalized interest of $6.5 million and $22.7 million, respectively, during the years ended December 31, 2015 and 2014 primarily associated with construction projects at The LINQ Hotel & Casino in 2015 and The Cromwell in 2014.
During the years ended December 31, 2016, 2015 and 2014, capital expenditures net of related payables were $71.2 million, $165.9 million and $561.0 million, respectively, primarily related to property renovations at Planet Hollywood in 2016 and at The LINQ Hotel & Casino and construction at Horseshoe Baltimore and The Cromwell in 2015 and 2014. Capital expenditures net of related payables for Planet Hollywood was $41.8 million for the year ended December 31, 2016. Capital expenditures net of related payables for The LINQ Hotel & Casino were $112.0 million and $111.8 million, respectively, for the years ended December 31, 2015 and 2014. Capital expenditures net of related payables for Horseshoe Baltimore was $258.6 million for the year ended December 31, 2014. Capital expenditures net of related payables for The Cromwell was $139.0 million for the year ended December 31, 2014. The renovation of The LINQ Hotel & Casino was substantially completed and available to guests in early May 2015. Horseshoe Baltimore opened in August 2014. The Cromwell's gaming floor opened in April 2014 and its 188 hotel rooms became available to guests starting in May 2014.
In connection with ongoing property renovations, certain fully depreciated assets were removed and replaced in prior periods. CGP LLC adjusted the gross balances of certain property and equipment line items and accumulated depreciation during the year ended December 31, 2016 to properly present these balances for the assets that were removed during previous periods. No adjustments were made to gross balances reported as of December 31, 2015, and there was no net effect on property and equipment, net, reported on the Consolidated Balance Sheets as of December 31, 2016 and 2015.
An immaterial amount of impairment of property and equipment was recognized by CGP LLC for the periods presented in the accompanying Combined and Consolidated Statements of Operations.
Note 5 — Goodwill and Other Intangible Assets
The changes in the carrying amount of goodwill were as follows:

(In millions)	As of January 1, 2015	Acquisitions	Dispositions	As of December 31, 2015
Gross goodwill	$1,255.9	$2.8	$(103.7)	$1,155.0
Accumulated impairment	(956.2)	—	15.3	(940.9)
Total	$299.7	$2.8	$(88.4)	$214.1

There was no goodwill activity or change in accumulated impairment for the year ended December 31, 2016.
No impairment charges were recognized during the years ended December 31, 2016 and 2015. During 2014, a decline in performance and downward adjustments to expectations of future performance at Bally's Las Vegas resulted in an impairment charge of $147.5 million. Additionally, CGP LLC recognized an impairment charge of $15.3 million for goodwill for the year ended December 31, 2014 in Net income from discontinued operations on its Combined and Consolidated Statements of Operations for the disposition of CIE RMG BEL, LLC, see Note 3 — Development, Acquisition and Divestiture Activity.
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill
The following table provides the gross carrying amount and accumulated amortization for each major class of intangible asset other than goodwill:

	December 31, 2016				December 31, 2015
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships / user base	4.8	$211.6	$(153.4)	$58.2	$211.6	$(141.3)	$70.3
Gaming rights	7.5	45.8	(24.6)	21.2	45.8	(21.8)	24.0
		$257.4	$(178.0)	79.4	$257.4	$(163.1)	94.3
Non-amortizing intangible assets
Trade name				98.8			98.8
Baltimore gaming license				22.5			22.5
				121.3			121.3
Intangible assets other than goodwill, net				$200.7			$215.6
The aggregate amortization expense for those intangible assets that are amortized is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2016, 2015 and 2014, there was $14.9 million, $15.0 million and $15.0 million, respectively, of amortization expense. Estimated amortization expense is $15.0 million for each of the four years from 2017 through 2020 and $12.2 million for 2021. Total estimated amortization expense for 2022 and thereafter is $7.2 million.
No impairment charges for intangible assets other than goodwill were recorded for the years ended December 31, 2016, 2015 and 2014.
Note 6 — Accrued Expenses
Accrued expenses consisted of the following:

	December 31,
(In millions)	2016	2015
Payable to former stock and equity award holders of CIE in connection with sale of SMG Business	$63.1	$—
Deferred revenue, deposits and customer funds liability, including advance hotel deposits	50.2	42.8
Payroll and other compensation	34.6	33.7
Accrued non-income and non-payroll taxes	9.4	13.3
Chip and token liability	6.4	7.4
Share-based payment obligations	—	5.0
Progressive liability	5.1	4.6
Insurance claims and reserves	3.9	3.8
Other accruals	48.1	29.8
Total Accrued expenses	$220.8	$140.4

Note 7 — Debt
The following table presents CGP LLC's outstanding third-party debt as of December 31, 2016 and 2015.

	Final Maturity	Interest Rates at December 31, 2016	Face Value at December 31, 2016	Book Value at December 31,
(In millions)				2016	2015
Secured debt
Caesars Growth Properties Holdings Revolving Credit Facility (1)	2019	variable	$—	$—	$45.0
Caesars Growth Properties Holdings Term Loan	2021	6.25%	1,145.6	1,119.2	1,125.7
Caesars Growth Properties Holdings Notes	2022	9.375%	675.0	662.1	660.3
Horseshoe Baltimore Credit and FF&E Facilities	2019 - 2020	8.25% - 8.75%	318.8	308.9	315.0
Cromwell Credit Facility	2019	11.00%	171.4	167.2	169.2
Capital lease obligations	2017	various	0.1	0.1	1.2
Other financing obligations	2018	8.00%	4.7	4.1	3.8
Unsecured debt
Special Improvement District Bonds	2037	5.30%	13.7	13.7	14.1
Other financing obligations	2017	various	0.2	0.2	3.0
Total debt			2,329.5	2,275.5	2,337.3
Current portion of total debt			(20.9)	(20.9)	(69.7)
Long-term debt			$2,308.6	$2,254.6	$2,267.6
_____________________________________________________

(1)	Variable interest rate calculated as London Inter-Bank Offered Rate ("LIBOR") plus 5.00%.
As of December 31, 2016, the face value of CGP LLC's annual maturities of outstanding third-party debt were as follows:

(In millions) Year	Annual Maturity of Outstanding Third-Party Debt
2017	$20.9
2018	25.3
2019	197.4
2020	300.2
2021	1,099.1
Thereafter	686.6
Total outstanding third-party debt	$2,329.5
Caesars Growth Properties Holdings Term Facility
The purchase price of the acquisition of The Cromwell, The LINQ Hotel & Casino, Bally's Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties, was funded by CGPH with cash contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as discussed in Escrow Release below.
Caesars Growth Properties Holdings Senior Secured Credit Facility
On May 8, 2014, CGPH closed on the $1.175 billion term loan (the "CGPH Term Loan") pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement").
The Credit Agreement provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"), which was undrawn at the closing of the CGPH Term Loan. As of December 31, 2016, no borrowings were outstanding under the Revolving Credit Facility and $0.1 million was committed to outstanding letters of credit. Borrowings under the Revolving Credit Facility are each subject to separate note agreements executed based on the provisions of the Credit Agreement, and each note has a contractual maturity of less than one year. The Revolving Credit Facility has a contractual maturity of greater than one year. Amounts borrowed under the Revolving Credit Facility are intended to satisfy short-term liquidity needs and are classified in Current portion of long-term debt in the Consolidated Balance Sheets.
Borrowings under the CGPH Term Loan bear interest at a rate equal to, at the Borrower's option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the Administrative Agent under the Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be 5.25% per annum for LIBOR loans and 4.25% per annum for base rate loans, subject to step downs with respect to the revolving loans based on CGPH's senior secured leverage ratio ("SSLR"). In addition, on a quarterly basis, CGPH is required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which is subject to a leverage based pricing grid. CGPH is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer's customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.
As of December 31, 2016 and 2015, the book value of the CGPH Term Loan was presented net of the unamortized discount of $22.5 million and $27.0 million, respectively, and net of unamortized debt issuance costs of $3.9 million and $4.7 million, respectively. The effective interest rate was 6.87% and 6.86%, respectively, as of December 31, 2016 and 2015.
The CGPH Term Loan is guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and is secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The CGPH Term Loan includes negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loan also contains customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
The CGPH Term Loan requires that CGPH maintains a SSLR of no more than 6.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined. As of December 31, 2016, CGPH's SSLR was 2.70 to 1.00.
As of December 31, 2016 and 2015, the assets of Harrah's New Orleans, Bally's Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for the CGPH Term Loan.
Caesars Growth Properties Holdings Notes
CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers") issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee.
As of December 31, 2016 and 2015, the book value of the 2022 Notes (as defined below) was presented net of the unamortized discount of $11.3 million and $12.9 million, respectively, and net of unamortized debt issuance costs of $1.6 million and $1.8 million, respectively. The effective interest rate was 9.84% as of both December 31, 2016 and 2015.
The 2022 Notes are secured by substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The 2022 Notes include negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The 2022 Notes also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
As of December 31, 2016 and 2015, the assets of Harrah's New Orleans, Bally's Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for the 2022 Notes.

Registration Rights Agreement. In connection with the issuance of the 2022 Notes, the Issuers were subject to a registration rights agreement that required CGPH to use its commercially reasonable efforts to prepare, to cause to be filed with the SEC, and to become effective on or prior to April 17, 2015, a registration statement with respect to the 2022 Notes, which were originally issued pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Initial 2022 Notes"). Accordingly, CGPH filed a registration statement on Form S-4 (the "Registration Statement") on March 30, 2015 and Amendments to such Registration Statement on May 18, 2015 and May 29, 2015. The Registration Statement was declared effective on June 26, 2015 (the "Effective Date").
Since the Effective Date was not on or prior to April 17, 2015, CGPH incurred additional interest of 0.25% annually on the 2022 Notes beginning April 18, 2015, which increased to 0.50% annually from July 18, 2015 until the consummation of the exchange offer on July 28, 2015. Upon the consummation of the exchange offer, the Initial 2022 Notes that were exchanged were replaced with new notes (the "Exchange Notes" and, together with the Initial 2022 Notes, the "2022 Notes"), whose terms are substantially identical to that of the Initial 2022 Notes, except that the Exchange Notes have no transfer restrictions or registration rights. The 2022 Notes are co-issued by the Issuers, as well as jointly and severally, irrevocably and unconditionally guaranteed by CGPH and each of its wholly-owned, domestic, restricted subsidiaries on a senior secured basis (other than Caesars Growth Properties Finance, Inc.). In addition, CGPH is a holding company that owns no operating assets and has no significant operations independent of its subsidiaries.
Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and CGPH Term Loan of the Borrower.
The Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the escrow period as defined in the indenture governing the 2022 Notes. Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Intercreditor Agreement and Collateral Agreements
On May 20, 2014, intercreditor and collateral agreements were entered into which establish the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations and secures the payment and performance when due of all of the obligations under the 2022 Notes and the $1.325 billion senior secured credit facilities (the "Senior Secured Credit Facilities"), which consist of the CGPH Term Loan and the Revolving Credit Facility, the related guarantees and the security documents. Subject to the terms of the security documents, CGPH and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than certain assets and obligations), to freely operate the collateral and to collect, invest and dispose of any income therefrom.
Planet Hollywood Amended and Restated Loan Agreement
In connection with the 2010 acquisition of Planet Hollywood and the related assumption of debt, Planet Hollywood entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007- TFL2. In May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full. CGP LLC recognized a $23.8 million loss on extinguishment of the Planet Hollywood senior secured loan.
Horseshoe Baltimore Credit and FF&E Facilities
CBAC, a joint venture among CBIC, Rock Gaming Mothership LLC, CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership and PRT Two, LLC, entered into the Baltimore Credit Facility in July 2013 in order to finance the acquisition of land in Baltimore, Maryland and the construction of the Horseshoe Baltimore and a parking garage (collectively, the "Baltimore Development"). The Baltimore Credit Facility provides for (i) a $300.0 million senior secured term facility with a seven-year maturity and (ii) a $10.0 million senior secured revolving facility with a five-year maturity that remained undrawn at December 31, 2016. The Baltimore Credit Facility is secured by substantially all material assets of CBAC and its wholly-owned domestic subsidiaries.
For the Baltimore Credit Facility, borrowings bear interest at a rate equal to the then current adjusted LIBOR or at a rate equal to the alternate base rate, in each case, plus an applicable margin of 7.00%. The adjusted LIBOR is equal to the greater of (i) 1.25% and (ii) the LIBOR in effect for such interest period. In addition, on a quarterly basis, CBAC is required to pay each lender (i) a 0.50% commitment fee in respect of any unused commitments under the revolving credit facility, (ii) a 0.125% fronting fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility and (iii) a

2.25% commitment fee in respect of unfunded commitments under the delayed draw facility until termination of such commitments.
As of December 31, 2016 and 2015, the book value of the Baltimore Credit Facility was presented net of the unamortized discount of $6.3 million and $7.9 million, respectively, and net of unamortized debt issuance costs of $3.6 million and $4.4 million, respectively. The effective interest rate was 9.77% as of both December 31, 2016 and 2015.
As of December 31, 2016 and 2015, the assets of Horseshoe Baltimore were pledged as collateral for the Baltimore Credit Facility and therefore can only be used to settle Horseshoe Baltimore's obligations. The creditors or beneficial holders of Horseshoe Baltimore have no recourse to the general credit of CGP LLC.
The Baltimore Credit Facility contains customary affirmative covenants, subject to certain exceptions, requiring CBAC to, among other things, deliver annual and quarterly financial statements (following the commencement of operations of the Baltimore Development), annual budgets, construction progress reports and other notices, maintain its properties, maintain its books and records, maintain insurance, use commercially reasonable efforts to maintain a public rating for the term loans and comply with laws and material contracts.
The Baltimore Credit Facility contains customary negative covenants, subject to certain exceptions, restricting or limiting the ability of CBAC to, among other things, dispose of its assets and change its business or ownership, consummate mergers or acquisitions, make dividends, stock repurchases and optional redemptions of subordinated debt, incur debt and issue preferred stock, make loans and investments, create liens on its assets and enter into transactions with affiliates. In addition, the Baltimore Credit Facility includes a covenant prohibiting the SSLR from exceeding 7.5 to 1.0 for the first four quarters, 6.0 to 1.0 for the next four quarters and 4.75 to 1.0 for the remainder of the agreement beginning two quarters after the commencement of operations of the Baltimore Development. Commencement of operations is defined to occur when certain conditions as defined in the credit agreement are met, which occurred during the quarter ended June 30, 2015. As of December 31, 2016, CBAC's SSLR was 2.75 to 1.00.
Concurrently with the closing of the Baltimore Credit Facility, CBAC entered into an equipment financing term loan facility for up to $30.0 million (the "Baltimore FF&E Facility"). Under the Baltimore FF&E Facility, CBAC may use funds from the facility to finance or reimburse the purchase price and certain related costs of furniture, furnishings and equipment to be used in the Baltimore Development. Proceeds of the Baltimore FF&E Facility will also be available to refinance the purchase price of FF&E purchased with other amounts available to CBAC. The Baltimore FF&E Facility will mature in 2019. CBAC drew down $20.0 million from this facility in November 2014 and the remaining $10.0 million in December 2014.
For the Baltimore FF&E Facility, the loan bears interest at a floating rate per annum equal to the adjusted LIBOR plus 7.5%. The adjusted LIBOR will be determined by the Administrative Agent and will be equal to the greater of (i) the LIBOR in effect for such interest period multiplied by statutory reserves and (ii) 1.25%.
The Baltimore FF&E Facility has covenants and events of default substantially consistent with the Baltimore Credit Facility, and other restrictive covenants customary for FF&E facilities of this type.
Management believes that CGP LLC is in compliance with the Baltimore Credit Facility and Baltimore FF&E Facility covenants as of December 31, 2016.
Cromwell Credit Facility
In November 2012, Corner Investment Propco, LLC ("PropCo"), a wholly-owned subsidiary of The Cromwell, entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as The Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. The Cromwell owns the property and the dayclub/nightclub is leased to a third party. The Cromwell's gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
As of December 31, 2016 and 2015, the book value of the Cromwell Credit Facility was presented net of the unamortized discount of $3.0 million and $3.8 million, respectively, and net of unamortized debt issuance costs of $1.2 million and $1.6 million, respectively. The effective interest rate was 11.93% and 11.92%, respectively, as of December 31, 2016 and 2015.
The Cromwell Credit Facility also contains certain affirmative and negative covenants and requires PropCo to maintain a SSLR of no more than 5.25 to 1.00 during the first quarter of 2016, which is the ratio of PropCo's first lien senior secured net debt to consolidated PropCo EBITDA. The SSLR from the second quarter of 2016 through the first quarter of 2017 may not exceed 5.00 to 1.00. The SSLR beginning in the second quarter of 2017 and for each fiscal quarter thereafter may not exceed 4.75 to 1.00. As of December 31, 2016, PropCo's SSLR was 4.68 to 1.00.

The Cromwell Credit Facility allows the right to cure provided that (i) in each eight-fiscal-quarter period there shall be no more than five fiscal quarters in which the cure right is exercised and (ii) the cure right may not be exercised in any fiscal quarter that immediately follows two consecutive fiscal quarters in which it was exercised.
As of December 31, 2016 and 2015, the assets of The Cromwell were pledged as collateral for the Cromwell Credit Facility.
The Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment and bearing interest at 11%. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah's New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.
Special Improvement District Bonds
In 2008, Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the County, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30%, have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.
Note 8 — Financial Instruments
Restricted Cash
The total balance in Restricted cash at December 31, 2016 and 2015 was $3,045.7 million and $11.5 million, respectively, comprised of current and non-current portions based upon the intended use of each particular reserve balance.
As of December 31, 2016, in connection with the sale of the SMG Business, Restricted cash includes (i) funds related to the CIE Escrow Account of $2,718.1 million, (ii) funds related to the Indemnity Escrow of $259.5 million and (iii) $60.0 million remaining reserved for paying CAC's income tax expense on the portion of the gain attributable to CAC, which are all included as short-term Restricted cash in CGP LLC's Consolidated Balance Sheet. See Note 3 — Development, Acquisition and Divestiture Activity for further details.
Harrah's New Orleans had restricted cash of $2.6 million at both December 31, 2016 and 2015 to guarantee workers' compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement.
In connection with amounts borrowed under the Baltimore Credit Facility, construction obligations associated with the Baltimore Development and the completion guarantee (see Note 7 — Debt) were deemed restricted and aggregated to $5.5 million and $8.9 million included in restricted cash as of December 31, 2016 and 2015, respectively.
Investment in CES
Investment in CES, further described in Note 19 — Related Party Transactions, consists of membership interests in CES which is a variable interest entity of which CGP LLC owns less than 20% and is not the primary beneficiary and therefore, CGP LLC accounts for the investment using the equity method. Initial contributions by the Members (as defined in Note 19 — Related Party Transactions) included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. Pursuant to capital calls during the years ended December 31, 2016 and 2015, CGPH contributed an additional $3.8 million and $3.9 million, respectively, to CES. During the year ended December 31, 2016, CGPH's investment in CES decreased by $1.2 million due to the allocation of depreciation related to assets in the investment.
CIE Convertible Notes
In March 2012, Rock Interactive and CIE entered into an agreement pursuant to which Rock Interactive purchased approximately 6,155 shares of CIE common stock for $30.4 million in cash and agreed to purchase additional shares of CIE common stock on or before July 2, 2012. In June 2012, CIE and Rock Interactive modified the agreement with Rock Interactive such that CIE issued to Rock Interactive approximately 382 shares of CIE common stock and a promissory note for $28.5 million in exchange for $30.4 million in cash. The promissory note was convertible into approximately 5,773 shares of CIE common stock, upon the satisfaction of certain criteria. In November 2012, CIE issued to Rock Interactive an additional promissory note for $19.2 million in exchange for $19.2 million in cash. The additional promissory note was convertible into approximately 3,140 shares of CIE common stock, upon the satisfaction of certain criteria. Both promissory notes automatically converted into 8,913 shares of CIE common stock in November 2014.
Derivative Instruments
On December 9, 2013, Planet Hollywood entered into an interest rate cap agreement for a notional amount of $501.4 million at a LIBOR cap rate of 7.0% which matured on April 9, 2015. Planet Hollywood did not designate the interest rate cap agreement as a cash flow hedge. Therefore, any change in fair value was recognized in interest expense during the period in which the change in value occurred. The effect of derivative instruments in the Combined and Consolidated Statements of Operations for the year ended December 31, 2014 was immaterial.
Pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of CGP LLC (the "CGP Operating Agreement"), in conjunction with CGP LLC's acquisition of CIE from Caesars Entertainment, CGP LLC was obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from a specified portion of CIE's social and mobile games business exceeded a predetermined threshold amount in 2015. The change in fair value was a decrease of $117.2 million for 2015 and an increase of $38.7 million for 2014, which were reported within CGP LLC's Combined and Consolidated Statements of Operations. The estimated fair value of the contingently issuable non-voting membership units was adjusted to $228.0 million at December 31, 2015 and CGP LLC reclassified the balance for Contingently issuable non-voting membership units from Liabilities to Additional paid-in capital as the number of CGP LLC non-voting membership units were no longer variable. During the year ended December 31, 2016, CGP LLC issued approximately 31.9 million additional Class B non-voting units pursuant to the terms of the CGP Operating Agreement.
CGP LLC had no derivatives designated as hedging instruments at December 31, 2016 and 2015.
Note 9 — Equity and Non-controlling Interests
Membership Units
During the year ended December 31, 2016, CGP LLC issued approximately 31.9 million additional Class B non-voting units pursuant to the terms of the CGP Operating Agreement, in connection with CGP LLC's acquisition of CIE from Caesars Entertainment.
During the years ended December 31, 2016, 2015 and 2014, CGP LLC issued 363,077, 648,046 and 521,218 Class A voting units, respectively, to CAC in connection with shares issued pursuant to the Equity Plan. See Note 19 — Related Party Transactions.
As of December 31, 2016, CGP LLC had a total of 138,458,000 voting units and approximately 216,651,000 non-voting units outstanding. As of December 31, 2015, CGP LLC had a total of approximately 137,342,000 voting units and approximately 184,770,000 non-voting units outstanding.
Call Right
Pursuant to the certificate of incorporation of CAC and the CGP Operating Agreement, after October 21, 2016, Caesars Entertainment and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP LLC held by subsidiaries of Caesars Entertainment, to acquire all or a portion of the voting units of CGP LLC (or, at the election of CAC, shares of CAC's Class A common stock) not otherwise owned by Caesars Entertainment and/or its subsidiaries at such time. The purchase consideration may be, at Caesars Entertainment's option, cash or shares of Caesars Entertainment's common stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the call right. The purchase price will be the greater of (i) the fair market value of the voting units of CGP LLC (or shares of CAC's Class A common stock) at such time based on an independent appraisal or (ii) the initial capital contribution in respect of such units plus a minimum 10.5% per annum return on such capital contribution, subject to a maximum return on such capital contribution of 25% per annum, taking into account prior distributions with respect to such units. As of December 31, 2016, the call right was not exercised.
The call right may be exercisable in part by Caesars Entertainment (up to three times), but until the call right is exercised in full, any voting units of CGP LLC (or shares of CAC's Class A common stock) acquired by Caesars Entertainment will be converted into non-voting units of CGP LLC (or non-voting shares of CAC's Class B common stock). Additionally, the call right may only be exercised by Caesars Entertainment and/or its subsidiaries if, at the time of such exercise, (w) Caesars Entertainment and CAC enter into a resale registration rights agreement with respect to the shares of Caesars Entertainment common stock used as all or a portion of the purchase consideration in connection with the exercise of the call right, (x) the common stock of Caesars Entertainment (i) is registered with the SEC, (ii) is listed for trading and trades on a national securities exchange, and (iii) issuable upon exercise of the call right will represent, in the aggregate, not more than one half of the total Caesars Entertainment's common stock issued and outstanding giving effect to the exercise of the call right, (y) Caesars Entertainment has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of Caesars Entertainment or its subsidiaries. Further, in the event that a stockholder vote of Caesars Entertainment is required in connection with the exercise of such call right, receipt of affirmative approval of such vote will be a condition to the exercise of the call right and at the closing of the transactions, affiliates of Apollo Global Management, LLC and affiliates of TPG Global, LLC will enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of Caesars Entertainment must approve the exercise of the call right by Caesars Entertainment and/or its subsidiaries. The call right will be transferable to a transferee that also receives a transfer of all the non-voting units of CGP LLC, and exercisable by the transferee upon the same terms and conditions that apply to Caesars Entertainment and its subsidiaries.
Following October 21, 2018 and until April 21, 2022, our Board will have the right to cause a liquidation of CGP LLC, including the sale or winding up of CGP LLC, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of CGP LLC to the holders of CGP LLC's units according to the waterfall described below. On April 21, 2022 (unless otherwise agreed by Caesars Entertainment and CAC), if our Board has not previously exercised its liquidation right, the CGP Operating Agreement provides that CGP LLC shall, and our Board shall cause CGP LLC to, effect a liquidation.
Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets not monetizable of CGP LLC shall, subject to applicable gaming regulatory laws, be distributed as follows: (i) first, to all units held by CAC until amounts distributed equal return of CAC's initial capital contribution plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP LLC); (ii) second, to all units held by Caesars Entertainment and/or its subsidiaries until Caesars Entertainment catches up to its respective amount distributed in provision (i) (including the 10.5% per annum of return on the initial capital contribution) and (iii) third, to all holders of units pro-rata.
The structure pursuant to which CGP LLC will effect a liquidating distribution, sale of CGP LLC or other similar transaction that provides liquidity to the holders of CGP LLC's units as described above will be determined by a special-purpose Liquidation Committee that will include representatives from Caesars Entertainment and CAC. In connection with any liquidation of CGP LLC, CAC will have an approval right over any sale or other monetization of assets of CGP LLC that would not exceed the greater of (x) the book value of CGP LLC, and (y) the value of CGP LLC as determined by an appraiser selected by CAC.
Baltimore Joint Venture
In February 2014, CGP LLC's joint venture, CRBH, sold a portion of its interest in CBAC Gaming, the entity which owns a majority of the interests in the Horseshoe Baltimore joint venture to an existing joint venture partner, CVP. Effective ownership of the Horseshoe Baltimore joint venture prior to and after the sale is described in the table below.

	Prior to Q1 2014 Sale	After Q1 2014 Sale
Caesars Baltimore Investment Company, LLC	51.8%	40.9%
Rock Gaming Mothership, LLC	36.8%	29.0%
CVPR Gaming Holdings, LLC	4.0%	22.7%
STRON-MD Limited Partnership	4.8%	4.8%
PRT Two, LLC	2.6%	2.6%
During the year ended December 31, 2016, the Horseshoe Baltimore joint venture recorded a distribution payable to non-controlling interest holders of $9.0 million. $3.7 million is payable to CBIC, $0.4 million is payable to the redeemable non-controlling interest holder STRON-MD Limited Partnership and $4.9 million is payable to all other non-controlling interest holders.

Non-controlling Interest
The following is a summary of CGP LLC's net (loss)/income attributable to non-controlling interests:

	Year Ended December 31,
(In millions)	2016	2015	2014
Net income/(loss) attributable to redeemable non-controlling interests	$0.3	$(1.1)	$(2.3)
Net (loss)/income attributable to non-redeemable non-controlling interests	(28.6)	8.2	(30.7)
Net (loss)/income attributable to non-controlling interests	$(28.3)	$7.1	$(33.0)
Redeemable Non-controlling Interest
As of both December 31, 2016 and 2015, STRON-MD Limited Partnership holds 4.8% of the Horseshoe Baltimore joint venture. Their non-controlling interest contains an embedded put feature that may cause CGP LLC, at any time, to purchase all of STRON-MD Limited Partnership's interest in Horseshoe Baltimore at fair market value after the commencement of operations. This election is at the option of the holder, which is therefore not within the control of the issuer. As such, for accounting purposes, their ownership interest is presented as redeemable non-controlling interest presented outside of permanent equity on the Consolidated Balance Sheets.
The changes in the carrying amount of Redeemable non-controlling interests were as follows:

(In millions)
Balance as of January 1, 2014	$3.9
Net loss attributable to redeemable non-controlling interests	(2.3)
Balance as of December 31, 2014	1.6
Net loss attributable to redeemable non-controlling interests	(1.1)
Balance as of December 31, 2015	0.5
Net income attributable to redeemable non-controlling interests	0.3
Distribution payable to redeemable non-controlling interest holder	(0.4)
Balance as of December 31, 2016	$0.4
Net income/(loss) attributable to redeemable non-controlling interests from the Horseshoe Baltimore joint venture for the periods presented was recognized in the Combined and Consolidated Statements of Operations, but was not recognized in the Combined and Consolidated Statements of Equity as it was accounted for as mezzanine equity.
Debt Conversion to Caesars Interactive Common Stock
On November 15, 2014, Rock Interactive converted the promissory notes into 8,913 shares of Caesars Interactive common stock. In connection with the SMG Business Sale Closing, CIE repurchased, immediately prior to the SMG Business Sale Closing, all of the shares of CIE common stock held by Rock Interactive for the right to receive cash payments representing the fair market value of such shares of CIE common stock at the SMG Business Sale Closing (Note 3 — Development, Acquisition and Divestiture Activity). As of December 31, 2015, non-controlling interest of Caesars Interactive was 15.6%. For the year ended December 31, 2016, net loss attributable to the non-controlling interest of Caesars Interactive was $32.0 million. For the year ended December 31, 2015, net income attributable to the non-controlling interest of Caesars Interactive was $20.2 million. For the year ended December 31, 2014, net loss attributable to the non-controlling interest of Caesars Interactive was $4.5 million (See Note 8 — Financial Instruments in CIE Convertible Notes).
Accumulated Other Comprehensive Income
In July 2014, CGP LLC sold certain Investments in notes from related party and reclassified $99.4 million related to the associated gain out of Accumulated other comprehensive income on the Consolidated Balance Sheets into Gain on sale of investment in notes from related party on the Combined and Consolidated Statements of Operations. In August 2014, CGP LLC distributed the remaining Investments in notes from related party and immediately prior to the distribution reclassified $63.5 million related to impairment to release losses out of Accumulated other comprehensive income on the Consolidated Balance Sheets into Impairment of investment in notes from related party on the Combined and Consolidated Statements of Operations (see Note 19 — Related Party Transactions). Up to the dates of the sale and distribution of the Investments in notes, CGP LLC recorded unrealized losses totaling $197.7 million in Accumulated other comprehensive income.
Note 10 — Income Taxes
CGP LLC is taxed as a partnership for U.S. federal and state income tax purposes whereby any income or losses are allocated to the CGP LLC members and taxed by each member. CGP LLC has a corporate subsidiary, CIE, for which federal, state and foreign income taxes were provided. No provision for income taxes is reported for CIE subsequent to the September

2016 SMG Business Sale Closing, at which point remaining activities of CIE were transferred to subsidiaries which are treated as business units of CGP LLC and taxed as a partnership for federal and state income tax purposes. CGP LLC's provision for income taxes also included the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes for the period up to the date of acquisition by CGP LLC for the properties acquired from CEOC in May 2014. No provision for income taxes is reported for properties within the Casino Properties and Developments business unit of CGP LLC that were acquired in 2013 as such properties were taxed as a partnership for federal and state income tax purposes whereby any income or losses were allocated to the CGP LLC owners and taxed by each owner for all periods presented herein.
The components of (loss)/income before income taxes and the related benefit from U.S. and other income taxes were as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
(Loss)/income from continuing operations before income taxes
United States	$(173.9)	$68.3	$(245.2)
Outside of the United States	(1.6)	(3.5)	(6.0)
Total (loss)/income from continuing operations before income taxes	$(175.5)	$64.8	$(251.2)

	Year Ended December 31,
(In millions)	2016	2015	2014
Income tax benefit
United States
Current (Federal & State)	$—	$—	$19.6
Deferred (Federal & State)	(4.1)	(1.0)	(21.8)
Outside of the U.S.
Current	(0.5)	(0.9)	(1.7)
Deferred	—	—	—
Total income tax benefit	$(4.6)	$(1.9)	$(3.9)
The differences between the U.S. statutory federal income tax at 35% and the benefit from income taxes presented in the Combined and Consolidated Statement of Operations were as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Statutory federal tax	$(61.4)	$22.7	$(88.0)
Increases/(decreases) in tax resulting from:
Non-taxable LLC loss	(8.9)	(35.4)	70.1
State tax, net of federal benefit	(2.2)	2.2	—
Foreign income taxed at lower rates than the US	0.1	0.3	0.5
Nondeductible lobbying	0.2	0.6	0.5
Nondeductible stock-based compensation	42.2	7.6	12.5
Nondeductible acquisition costs	—	0.2	0.3
Distribution of real money gaming	22.0	—	—
Disallowed loss due to IRC 280G	5.6	—	—
Other	(2.2)	(0.1)	0.2
Benefit from income taxes	$(4.6)	$(1.9)	$(3.9)

The major components of the Deferred tax assets and liabilities in CGP LLC's Consolidated Balance Sheet were as follows as of December 31, 2015:

(In millions)
Deferred tax assets
Compensation programs	$14.7
Fixed assets	0.2
Accrued expenses	0.5
Deferred revenue	0.1
Subtotal	15.5
Less: valuation allowance	(1.0)
Total deferred tax assets	14.5

Deferred tax liabilities
Intangible assets	30.9
Prepaid expenses	0.3
Total deferred tax liabilities	31.2
Net deferred tax asset/(liability)	$(16.7)
No deferred tax assets or liabilities are reported for CIE subsequent to the September 2016 SMG Business Sale Closing, at which point remaining activities of CIE were transferred to subsidiaries which are treated as business units of CGP LLC and taxed as a partnership for federal and state income tax purposes.
As a result of certain realization requirements of ASC 718, Compensation – Stock Compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2015, that arose directly from tax deductions related to stock-based compensation that are greater than the compensation recognized for financial reporting. Equity will increase by $0.7 million for the respective period if and when such deferred tax assets are ultimately realized.
No reserve amounts related to potential income tax liabilities resulting from uncertain tax positions existed for the real money gaming entities.
CIE files income tax returns, including returns for its subsidiaries, with federal, state and foreign jurisdictions. The tax years that remain open for examination for CIE's major jurisdictions are 2012 through 2015 for the U.S. and Canada, and 2012 through 2015 for Israel.
CIE's former Israeli subsidiary, Playtika Ltd., has been granted a beneficial tax status by Israel for fiscal years 2010 through 2017. The Israel tax savings from this beneficial tax status had no material impact on 2014 through 2016 net (loss)/income.
Note 11 — Fair Value Measurements
The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

CGP LLC's assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 1 — Description of Business and Summary of Significant Accounting Policies for more information on the application of the use of fair value to measure goodwill and other intangible assets.
CGP LLC had no assets or liabilities that were required to be measured at fair value at December 31, 2016. The following table represents the fair value of CGP LLC's assets and liabilities that were required to be measured at fair value at December 31, 2015:

	Contingently Issuable Non-Voting Membership Units	Contingent Consideration	Liabilities Held for Sale - Contingent Consideration
(In millions)	Level 3	Level 3	Level 3
Balance at January 1, 2015	$345.2	$1.5	$64.5
Additions	—	—	0.6
Payments	—	(1.5)	(65.1)
Change in fair value	(117.2)	—	—
Reclassification to equity	(228.0)	—	—
Balance at December 31, 2015	$—	$—	$—
The following section describes the valuation methodologies used to measure fair value including key inputs and significant assumptions for assets and liabilities that are required to be measured at fair value, plus other fair value considerations.
Investments in Notes from Related Party
CGP LLC's investments in notes from related party consist solely of senior notes previously issued by CEOC which were acquired by Caesars Entertainment. Up to August 2014, all investments in notes from related party were classified as available-for-sale and are recorded as non-current assets. As these notes were not actively traded in open-market transactions, the fair value of these notes had been determined based upon quoted prices of similar, but not identical, notes in active markets, which constitute Level 2 inputs. These traded prices may not factor in other discounts, such as discounts for block trades or lack of marketability, which could yield different estimates of fair value if such discounts were considered.
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its remaining 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member's ownership percentage in CGP LLC. Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes (see Note 19 — Related Party Transactions).
Contingent Consideration Related to Acquisitions
CGP LLC records contingent amounts payable to the former owners of acquired companies (commonly referred to as earn-out payments) as part of the acquisition date purchase price allocation. Contingent liabilities are remeasured to fair value through settlement in accordance with ASC 805. Changes in the fair value of the contingent consideration liability that relate to changes in facts and circumstances subsequent to the acquisition date measurement period are recorded as a Change in fair value of contingent consideration in the accompanying Combined and Consolidated Statements of Operations. Changes in the fair value of the liability that are the result of the time value of money are considered costs of financing the acquisition and are recorded as Interest expense, net of capitalized interest in the accompanying Combined and Consolidated Statements of Operations.
CGP LLC recorded $30.5 million in contingent consideration as part of the purchase price allocation related to the acquisition of Pacific Interactive in February 2014. The contingent consideration for this acquisition was capped at $65.0 million less a working capital adjustment of $0.5 million. To determine the fair value of the liability at the measurement date and subsequent to the measurement date, CGP LLC used a probability-weighted approach, which considered multiple forecasted EBITDA levels and the related likelihood of achieving those levels. For the year ended December 31, 2015, CGP LLC recorded $0.6 million related to the change in fair value of this liability which related to financing costs to Income from discontinued operations. As of December 31, 2015, this liability was settled in full.
At December 31, 2015, contingent consideration related to the acquisition of WSOP mobile poker game, Sharksmile, Ruby and Pacific Interactive had been fully settled.

Contingently Issuable Non-voting Membership Units
Pursuant to the terms of the CGP Operating Agreement, in conjunction with CGP LLC's acquisition of CIE from Caesars Entertainment, CGP LLC was obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from a specified portion of CIE's social and mobile games business exceeded a predetermined threshold amount in 2015. The change in fair value was a decrease of $117.2 million for 2015 and an increase of $38.7 million for 2014, which were reported within CGP LLC's Combined and Consolidated Statements of Operations. The estimated fair value of the contingently issuable non-voting membership units was adjusted to $228.0 million at December 31, 2015 and CGP LLC reclassified the balance for Contingently issuable non-voting membership units from Liabilities to Additional paid-in capital as the number of CGP LLC non-voting membership units were no longer variable. During the year ended December 31, 2016, CGP LLC issued approximately 31.9 million additional Class B non-voting units pursuant to the terms of the CGP Operating Agreement.
Other Fair Value Considerations
CGP LLC's determination of stock-based compensation includes the valuation of CIE's common stock and the related options and warrants using various Level 2 and Level 3 inputs.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. CGP LLC has not elected the fair value measurement option for any of its assets or liabilities that meet the criteria for this option.
As of December 31, 2016, CGP LLC's outstanding debt with third parties had an estimated fair value of $2,395.1 million and book value of $2,275.5 million. As of December 31, 2015, the fair value of CGP LLC's outstanding debt with third parties had an estimated fair value of $2,111.2 million and book value of $2,337.3 million.
CGP LLC calculates the fair value of debt based on borrowing rates available as of December 31, 2016, for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. CGP LLC classifies the fair value of debt within Level 1 and Level 2 in the fair value hierarchy.
Note 12 — Litigation, Contractual Commitments and Contingent Liabilities
From time to time, CAC or CGP LLC may be subject to legal proceedings and claims in the ordinary course of business.
CAC-CEC Proposed Merger
On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleges, all others similarly situated, filed a lawsuit (the "Nevada Lawsuit") in the Clark County District Court in the State of Nevada against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur (the individual defendants collectively, the "CAC Directors"). The Nevada Lawsuit alleges claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. It seeks (1) a declaration that the claim for breach of fiduciary duty is a proper class action claim; (2) to order the CAC Directors to fulfill their fiduciary duties to CAC in connection with the Proposed Merger, specifically by announcing their intention to (a) cooperate with bona fide interested parties proposing alternative transactions, (b) ensure that no conflicts exist between the CAC Directors' personal interests and their fiduciary duties to maximize shareholder value in the Proposed Merger, or resolve all such conflicts in favor of the latter, and (c) act independently to protect the interests of the shareholders; (3) to order the CAC Directors to account for all damages suffered or to be suffered by the plaintiff and the putative class as a result of the Proposed Merger; and (4) to award the plaintiff for his costs and attorneys' fees. It is unclear whether the Nevada Lawsuit also seeks to enjoin the Proposed Merger. On October 13, 2016, the Nevada Lawsuit was dismissed without prejudice by the court for lack of prosecution. On November 14, 2016, the deadline to seek reinstatement of the lawsuit lapsed, without action by the plaintiff. If the litigation is refiled, CAC and the CAC Directors believe this lawsuit is without merit and will defend themselves vigorously.
CGP LLC cannot provide assurance as to the outcome of this matter or of the range of reasonably possible losses should this matter ultimately be resolved against us due to the inherent uncertainty of litigation and the stage of the related litigation.
CEOC Bondholder Litigation, or Noteholder Disputes
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the 10% Second-Priority Senior Secured Notes due 2018 (the "Notes"), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Delaware Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC, CEOC, CGP LLC, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to the plaintiffs for their attorneys' fees and costs. The only claims against CAC and CGP LLC are for intentional and constructive fraudulent transfer. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. During the pendency of its Chapter 11 bankruptcy proceedings, the action has been automatically stayed with respect to CEOC. The motion to dismiss with respect to CEC was denied on March 18, 2015. In a Verified Supplemental Complaint filed on August 3, 2015, the plaintiff stated that due to CEOC's bankruptcy filing, the continuation of all claims was stayed pursuant to the bankruptcy except for Claims II, III, and X. These are claims against CEC only, for breach of contract in respect of the release of the parent guarantee formerly applicable to the Notes, for declaratory relief in respect of the release of this guarantee, and for violations of the Trust Indenture Act in respect of the release of this guarantee. CEC has informed us that fact discovery in the case is substantially complete, and cross-motions for summary judgment have been filed by the parties. On October 5, 2016, the Bankruptcy Court granted CEOC's motion for a stay of this proceeding (and others). The Bankruptcy Court ordered the stay to remain in effect until the earlier of (a) the first omnibus hearing after the Bankruptcy Court issues its decision confirming or denying confirmation of the CEOC restructuring plan (February 15, 2017), (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders (the "Second Lien RSA"), or (c) further order of the Bankruptcy Court.
On September 3, 2014, holders of approximately $21 million of CEOC Senior Unsecured Notes due 2016 and 2017 filed suit in federal district court in United States District Court for the Southern District of New York against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the CEOC Senior Unsecured Notes (on the other hand) impaired their own rights under the Senior Unsecured Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, other holders of CEOC Senior Unsecured Notes due 2016 purporting to represent a class of all holders of these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the "Senior Unsecured Lawsuits") were assigned to the same judge. The claims against CEOC have been automatically stayed during its Chapter 11 bankruptcy proceedings. The court denied a motion to dismiss both lawsuits with respect to CEC. The parties have completed fact discovery with respect to both plaintiffs' claims against CEC. On October 23, 2015, plaintiffs in the Senior Unsecured Lawsuits moved for partial summary judgment, and on December 29, 2015, those motions were denied. On December 4, 2015, plaintiff in the action brought on behalf of holders of CEOC's 6.50% Senior Unsecured Notes moved for class certification and briefing has been completed. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties filed cross-motions for summary judgment which remain pending. On October 5, 2016, the Bankruptcy Court granted CEOC's motion for a stay of these proceedings (and others). The stay will remain in effect until the earlier of (a) the first omnibus hearing after the Bankruptcy Court issues its decision confirming or denying confirmation of the CEOC restructuring plan (February 15, 2017), (b) the termination of the Second Lien RSA or (c) further order of the Bankruptcy Court. CAC and CGP LLC are not parties to these lawsuits.
On November 25, 2014, UMB Bank ("UMB"), as successor indenture trustee for CEOC's 8.5% senior secured notes due 2020, filed a verified complaint (the "Delaware First Lien Lawsuit") in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP LLC, CES, and against an individual, and past and present members of the CEC and CEOC Boards of Directors, Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Eric Press, Marc Rowan, David Sambur, Eric Hession, Donald Colvin, Fred Kleisner, Lynn Swann, Chris Williams, Jeffrey Housenbold, Michael Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants have improperly stripped CEOC of prized assets, have wrongfully affected a release of a CEC parental guarantee of CEOC debt and have committed other wrongs. Among other things, UMB has asked the court to appoint a receiver over CEOC. In addition, the Delaware First Lien Lawsuit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary and equitable as well as declaratory relief. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. All of the defendants have moved to dismiss the lawsuit, and that motion has been fully briefed. In addition, this lawsuit has been automatically stayed with respect to CEOC during the Chapter 11 process and, pursuant to the (a) Fifth Amended and Restated Restructuring Support and Forbearance Agreement dated October 7, 2015, with certain holders of claims in respect of claims under CEOC's first lien notes (the "First Lien Bond RSA") and (b) Restructuring Support and Forbearance Agreement dated August 21, 2015, with certain holders of claims in respect of claims under CEOC's first lien credit agreement (the "First Lien Bank RSA" and, together with the First Lien Bond RSA, the "RSAs"), has been subject to a consensual stay for all.
On February 13, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the "February 13 Notice") from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee for CEOC's 10.00%

Second-Priority Notes. The February 13 Notice alleges that CEOC's commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 10.00% Second-Priority Notes; that all amounts due and owing on the 10.00% Second-Priority Notes therefore immediately became payable; and that Caesars Entertainment is responsible for paying CEOC's obligations on the 10.00% Second-Priority Notes, including CEOC's obligation to timely pay all principal, interest, and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 13 Notice alleges is still binding. The February 13 Notice accordingly demands that Caesars Entertainment immediately pay Wilmington Savings Fund Society, FSB, cash in an amount of not less than $3.7 billion, plus accrued and unpaid interest (including without limitation the $184 million interest payment due December 15, 2014 that CEOC elected not to pay) and accrued and unpaid attorneys' fees and other expenses. The February 13 Notice also alleges that the interest, fees and expenses continue to accrue. CAC and CGP LLC are not parties to this demand.
On February 18, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the "February 18 Notice") from BOKF, N.A. ("BOKF"), in its capacity as successor Trustee for CEOC's 12.75% Second-Priority Senior Secured Notes due 2018 (the "12.75% Second-Priority Notes"). The February 18 Notice alleges that CEOC's commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 12.75% Second-Priority Notes; that all amounts due and owing on the 12.75% Second-Priority Notes therefore immediately became payable; and that CEC is responsible for paying CEOC's obligations on the 12.75% Second-Priority Notes, including CEOC's obligation to timely pay all principal, interest and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 18 Notice alleges is still binding. The February 18 Notice therefore demands that CEC immediately pay BOKF cash in an amount of not less than $750 million, plus accrued and unpaid interest, accrued and unpaid attorneys' fees, and other expenses. The February 18 Notice also alleges that the interest, fees and expenses continue to accrue. CAC and CGP LLC are not parties to this demand.
On March 3, 2015, BOKF filed a lawsuit (the "New York Second Lien Lawsuit") against CEC in federal district court in Manhattan, in its capacity as successor trustee for CEOC's 12.75% Second-Priority Notes. On June 15, 2015, UMB filed a lawsuit (the "New York First Lien Lawsuit") against CEC, also in federal district court in Manhattan, in its capacity as successor trustee for CEOC's 11.25% Senior Secured Notes due 2017, 8.50% Senior Secured Notes due 2020, and 9.00% Senior Secured Notes due 2020. Plaintiffs in these actions allege that CEOC's filing of its voluntary Chapter 11 bankruptcy case constitutes an event of default under the indenture governing these notes, causing all principal and interest to become immediately due and payable, and that CEC is obligated to make those payments pursuant to a parent guarantee provision in the indentures governing these notes that plaintiffs allege are still binding. Both plaintiffs bring claims for violation of the Trust Indenture Act of 1939, breach of contract, breach of duty of good faith and fair dealing and for declaratory relief and BOKF brings an additional claim for intentional interference with contractual relations. The cases were assigned to the same judge presiding over the other Parent Guarantee Lawsuits. CEC filed its answer to the BOKF complaint on March 25, 2015, and to the UMB complaint on August 10, 2015. On June 25, 2015, and June 26, 2015, BOKF and UMB, respectively, moved for partial summary judgment, specifically on their claims alleging a violation of the Trust Indenture Act of 1939, seeking both declaratory relief and damages. On August 27, 2015, those motions were denied. The court, on its own motion, certified its order with respect to the interpretation of the Trust Indenture Act for interlocutory appeal to the United States Court of Appeals for the Second Circuit, and on December 22, 2015, the appellate court denied CEC's motion for leave to appeal. On November 20, 2015, BOKF and UMB again moved for partial summary judgment. Those motions likewise were denied. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment which remain pending. On October 5, 2016, the Bankruptcy Court granted CEOC's motion for a stay of the New York First Lien Lawsuit and the New York Second Lien Lawsuit (and others). The Bankruptcy Court ordered the stay to remain in effect until the earlier of (a) the first omnibus hearing after the Bankruptcy Court issues its decision confirming or denying confirmation of the CEOC restructuring plan (February 15, 2017), (b) the termination of the Second Lien RSA, or (c) further order of the Bankruptcy Court.
On October 20, 2015, Wilmington Trust, National Association ("Wilmington Trust"), filed a lawsuit (the "New York Senior Notes Lawsuit" and, together with the Delaware Second Lien Lawsuit, the Delaware First Lien Lawsuit, the Senior Unsecured Lawsuits, the New York Second Lien Lawsuit, and the New York First Lien Lawsuit, the "Parent Guarantee Lawsuits") against CEC in federal district court in Manhattan in its capacity as successor indenture trustee for CEOC's 10.75% Senior Notes due 2016 (the "10.75% Senior Notes"). Plaintiff alleges that CEC is obligated to make payment of amounts due on the 10.75% Senior Notes pursuant to a parent guarantee provision in the indenture governing those notes that plaintiff alleges is still in effect. Plaintiff raises claims for violations of the Trust Indenture Act of 1939, breach of contract, breach of the implied duty of good faith and fair dealing, and for declaratory judgment, and seeks monetary and declaratory relief. CEC filed its answer to the complaint on November 23, 2015. As with the other parent guarantee lawsuits taking place in Manhattan, the judge presiding over these cases retired and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule and the parties submitted cross-motions for summary judgment which remain pending. On October 5, 2016, the Bankruptcy Court granted CEOC's motion for a stay of this proceeding (and others). The Bankruptcy Court ordered the stay to remain in effect until the earlier of (a) the first omnibus hearing after the Bankruptcy Court issues its decision confirming or denying confirmation of the CEOC reorganization plan (February 15, 2017), (b) the termination of the Second Lien RSA or (c) further order of the Bankruptcy Court.
In accordance with the terms of the applicable indentures and as previously disclosed, Caesars Entertainment believes that it is not subject to the above-described guarantees. As a result, Caesars Entertainment believes the demands for payment are without merit. The claims against CEOC have been stayed due to the Chapter 11 process and, except as described above, the actions against CEC have been allowed to continue.
CAC and CGP LLC believe that the claims and demands described above against CAC and CGP LLC in the Delaware First Lien Lawsuit and Delaware Second Lien Lawsuit are without merit and intend to defend themselves vigorously. For the Delaware First Lien Lawsuit and Delaware Second Lien Lawsuit, at the present time, CAC and CGP LLC believe it is not probable that a material loss will result from the outcome of these matters. However, given the uncertainty of litigation, CAC and CGP LLC cannot provide assurance as to the outcome of these matters or of the range of reasonably possible losses should the matters ultimately be resolved against them. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC, which CAC and CGP LLC believe these matters would likely be long and protracted, and were a court to find in favor of the claimants in the Delaware First Lien Lawsuit or the Delaware Second Lien Lawsuit, such determination could have a material adverse effect on CAC and CGP LLC's business, financial condition, results of operations, and cash flows.
As part of CEOC's bankruptcy proceeding, the Official Committee of Second Priority Noteholders ("Second Priority Noteholders") filed a standing motion in bankruptcy court on May 13, 2016 seeking standing to commence claims on behalf of CEOC's estate. The proposed complaint names as potential defendants CAC, CGP LLC, CIE, and CES as well as CEC and CERP among others, and seeks recovery of assets transferred from CEOC. The proposed complaint alleges claims on behalf of CEOC's estate ranging in value from $8.1 billion to $12.6 billion against all defendants, as valued by the Second Priority Noteholders. Of this amount, the Second Priority Noteholders allege potential claims against CAC, CGP LLC, and CIE ranging from $3.7 billion to $7.9 billion, without taking into account any duplicative recovery, based on calculations in an exhibit to the revised disclosure statement filed in the bankruptcy court on May 27, 2016. A hearing on the standing motion was held on October 19, 2016, and the standing motion was continued until January 17, 2017. Following the confirmation of the CEOC restructuring plan on January 17, 2017, the bankruptcy court continued the Second Priority Noteholders' standing motion until April 19, 2017.
On October 5, 2016, CEOC announced the execution of, or amendment and restatement of, restructuring support agreements with representatives of all of CEOC's major creditor groups, as well as agreement to the terms of CEOC's third amended plan of reorganization. Included among these was the Second Lien RSA. Pursuant to the terms of the Second Lien RSA, CEOC and the Second Priority Noteholders have agreed to stay certain discovery deadlines and to hold in abeyance various proceedings pending before the bankruptcy court. The Second Priority Noteholders' standing motion, various claim objections and motions to compel will all be held in abeyance until (a) the date on which the Debtors' third amended plan becomes effective or (b) seven days after the termination of the Second Lien RSA for any reason, whichever is earlier. The Second Lien RSA further requires the consenting Second Priority Noteholders to vote in favor of the plan.
On August 9, 2016, CEOC and certain of its affiliates, each debtor in the Chapter 11 bankruptcy proceedings, filed an adversary complaint as part of the Chapter 11 bankruptcy proceeding against CAC, CIE, CGP LLC, and Caesars Growth Properties Holdings, LLC ("CGPH"), among others, including CEC, CES, and certain current and former directors of CEOC and CEC. In this adversary complaint, the plaintiffs assert claims against CAC for actual and constructive fraudulent conveyances and transfers. The plaintiffs allege, among other things, that certain transactions in which CAC purchased assets from CEOC constituted fraudulent conveyances, and that CAC did not provide CEOC with reasonably equivalent value for the assets acquired. The plaintiffs also claim certain transactions involving CIE constituted fraudulent transfers. The plaintiffs seek, among other relief, avoidance and/or rescission of the disputed transactions; return of assets transferred in those transactions; compensation from defendants for CEOC's alleged losses and damages; and an award to plaintiffs of the costs of the actions, including attorney's fees.
CAC, CIE, CGP LLC, and CGPH believe the above-referenced adversary complaint is without merit and intend to defend it vigorously, including by filing a motion to dismiss at the appropriate time. The status and timing of the adversary proceeding is affected by the Bankruptcy proceedings. On August 10, 2016, CEOC filed an emergency motion seeking, among other relief, to stay the above-referenced adversary proceeding. On August 23, 2016, the bankruptcy court granted the relief requested until the October 19, 2016 omnibus hearing. At the October 19, 2016 omnibus hearing, the bankruptcy court continued the adversary proceeding until the November 16, 2016 omnibus hearing. Following the confirmation of the CEOC restructuring plan on January 17, 2017, the bankruptcy court continued the adversary proceeding until April 19, 2017.
Report of Bankruptcy Examiner
The Bankruptcy Court previously engaged an independent examiner to investigate possible claims CEOC might have against CEC, CAC, CGP LLC, other entities and certain individuals. On March 15, 2016, the examiner released his report in redacted form (to the public) and in unredacted form (to certain entities and individuals). On May 16, 2016, the examiner issued a substantially unredacted version of his report. CAC, CGP LLC and CIE do not have access to the unredacted report, and accordingly the description below is based on the substantially unredacted publicly-available report.
The examiner's report identifies a variety of potential claims against CAC, CGP LLC, CIE, other entities and certain individuals related to a number of transactions dating back to 2009. Most of the examiner's findings are based on his view that CEOC was "insolvent" at the time of the applicable transactions. The examiner's report includes his conclusions on the relative strength of these possible claims, many of which are described above. The examiner calculates an estimated range of potential damages for these potential claims as against all parties from $3.6 billion to $5.1 billion. The examiner calculates an estimated range of potential damages for potential claims against CAC, CGP LLC and CIE from $1.7 billion to $2.3 billion, ignoring potential duplication of recovery from other defendants. Neither calculation takes into account probability of success, likelihood of collection, or the time or cost of litigation.
Although this report was prepared at the request of the Bankruptcy Court, none of the findings are legally binding on the Bankruptcy Court or any party. CAC, CGP LLC and CIE contest many of the examiner's findings, including his finding that CEOC did not receive fair value for assets transferred, any suggestion that certain of the potential claims against CAC, CGP LLC and CIE have merit, and his calculation of potential damages. CAC, CGP LLC and its subsidiaries believe that each of the disputed transactions involving them provided substantial value to CEOC that was reasonably equivalent to the value of the asset (s) transferred, and that they at all times acted in good faith.
National Retirement Fund
In January 2015, a majority of the Trustees of the National Retirement Fund ("NRF"), a multi-employer defined benefit pension plan, voted to expel CEC and its participating subsidiaries, the CEC Group, from the plan. Neither CAC, CGP LLC nor any of their subsidiaries are part of the CEC Group. NRF claims that CEOC's bankruptcy presents an "actuarial risk" to the plan because, depending on the outcome of the bankruptcy proceeding, CEC might no longer be liable to the plan for any partial or complete withdrawal liability. NRF has advised the CEC Group that its expulsion has triggered withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million.
Prior to NRF's vote, the CEC Group reiterated its commitment to remain in the plan and not seek rejection of any collective bargaining agreements in which the obligation to contribute to NRF exists. The CEC Group was current with respect to pension contributions at the time of their expulsion.
On December 5, 2016, an interlocutory judgment was entered against CEC and CERP comprising the first quarterly payment of withdrawal liability referred to above, interest and liquidated damages under the Employee Retirement Income Security Act of 1974. On December 19, 2016, CEC and CERP filed a motion to certify a final judgment under Rule 54(b) of the Federal Rules of Civil Procedure for immediate appeal and to stay the plaintiffs' motions to amend and for summary judgment, as described below. On January 11, 2017, the District Court granted the motion to certify a final judgment under Rule 54(b) in the amount of $9 million, but denied the motion for a stay, and a judgment in that amount was entered the next day. CEC has appealed this decision to the Second Circuit, and has bonded the judgment pending appeal.
On December 23, 2016, the plaintiffs filed a motion to amend their complaint to add claims for the second through eighth quarterly payments of withdrawal liability, which the plaintiffs contended were past due, as well as for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. Also on December 23, 2016, the plaintiffs simultaneously filed a motion for summary judgment against CEC and CERP for payment of the second through eighth quarterly payments of withdrawal liability, for interest, liquidated damages, attorneys' fees and costs, and for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. These motions have not yet been fully submitted to the District Court.
CEC believes its legal arguments against the actions undertaken by NRF are strong and will pursue them vigorously, and will defend vigorously against the claims raised by the NRF in the NRF action. Since settlement discussions with the NRF are continuing and no material discovery has yet been performed with respect to any of the above actions, CEC cannot currently provide assurance as to the ultimate outcome of the matters at issue.
Other Matters
In recent years, governmental authorities have been increasingly focused on anti-money laundering ("AML") policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC's subsidiary, Desert Palace, Inc. (the owner of and referred to herein as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury ("FinCEN"), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Caesars Palace responded to FinCEN's letter in January 2014. Additionally, CEC was informed in October 2013 that a federal grand jury investigation regarding anti-money laundering practices of CEC and its subsidiaries had been initiated. CEC and Caesars Palace have been cooperating with FinCEN, the Department of Justice and the

Nevada Gaming Control Board (the "GCB") on this matter. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace's bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime, and engage in a "look-back" for suspicious transactions. The terms of the FinCEN settlement were approved by the bankruptcy court on October 19, 2015.
CEOC and the GCB reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission. CEOC continues to cooperate with the Department of Justice in its investigation of this matter.
CGP LLC is party to ordinary and routine litigation incidental to its business. CGP LLC does not expect the outcome of any such litigation to have a material effect on its financial position, results of operations, or cash flows, as CGP LLC does not believe it is reasonably possible that CGP LLC will incur material losses as a result of such litigation.
Harrah's New Orleans Operating Agreement
Harrah's New Orleans operates under a casino operating contract with the Louisiana Economic Development and Gaming Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expired in July 2014 and automatically renewed for 10 years. As amended, the contract requires Harrah's New Orleans to make minimum annual payments to the Louisiana Gaming Control Board equal to the greater of 21.5% of gross gaming revenues from Harrah's New Orleans in the applicable casino operating contract fiscal year or $60.0 million for each annual period beginning after April 1, 2002. In addition, Harrah's New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0 million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million. For the years ended December 31, 2016, 2015 and 2014, Harrah's New Orleans paid $63.9 million, $71.4 million and $72.6 million, respectively, to the Louisiana Gaming Control Board.
CEOC PropCo Call Right Agreement
After the CEOC restructuring, CEOC PropCo will have a call right for up to five years to purchase and leaseback the real property assets associated with Harrah's New Orleans from CGP LLC for a cash purchase price of ten times the agreed upon annual rent (subject to the terms of the CGPH credit agreement). The initial rent under the agreement will be determined based on a rent-to-earnings before interest, taxes, depreciation, amortization, and rent ("EBITDAR") ratio of 1.00-to-1.67. CEOC PropCo's purchase price will be determined by multiplying Harrah's New Orleans property's initial rent by 10. A range of loss related to the call right is unable to be estimated due to uncertainty regarding the renegotiation of certain terms that would allow the call right to be exercised for this property.
Planet Hollywood Energy Services Agreement
Planet Hollywood's predecessor entered into an Energy Services Agreement ("ESA") with Northwind Aladdin, LLC ("Northwind") on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. As of December 31, 2016, Planet Hollywood had future minimum commitments and contingencies of $3.6 million related to the amended ESA.
Insurance Accruals
CGP LLC's properties are insured for workers' compensation, property, general liability and other insurance coverage through Caesars Entertainment. See Note 19 — Related Party Transactions for additional information.
Entertainment Commitments
In July 2013, Planet Hollywood entered into a performance agreement with Britney Spears pursuant to which Ms. Spears agreed to perform at The AXIS starting in December 2013. The original performance agreement ran through the end of 2015. In September 2015, Planet Hollywood and Ms. Spears entered into a new performance agreement pursuant to which Ms. Spears agreed to continue to perform at The AXIS through December 2017. In November 2015, Planet Hollywood finalized its performance agreement with Jennifer Lopez pursuant to which Ms. Lopez agreed to perform at The AXIS starting in January 2016. The performance agreements with Ms. Spears and Ms. Lopez contain customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions. As of December 31, 2016, CGP LLC's future commitments aggregated to approximately $45.6 million.
Management Fees to Related Party
See Note 19 — Related Party Transactions for discussion of management fees to related party.

Uncertainties
Since 2009, Harrah's New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits Harrah's New Orleans had accrued $5.6 million and $3.6 million, respectively, at December 31, 2016 and 2015.
Note 13 — Leases
CGP LLC leases both real estate and equipment used in its operations and classifies those leases as either operating or capital leases for accounting purposes. As of December 31, 2016 and 2015, CGP LLC had capital leases included in Land, property and equipment, net in the accompanying Consolidated Balance Sheets. The remaining lives of its operating leases ranged from one to 81 years with various automatic extensions.
Rental expense associated with operating leases is charged to expense in the year incurred. Rental expense for operating leases and other month-to-month cancellable leases are included in Operating expenses in the Combined and Consolidated Statements of Operations and amounted to $65.0 million, $69.5 million and $66.9 million, respectively, for the years ended December 31, 2016, 2015 and 2014.
As of December 31, 2016, CGP LLC's future minimum rental commitments under its non-cancellable operating leases are as follows:

(In millions) Year	Non-cancellable Operating Leases
2017	$47.8
2018	48.7
2019	49.4
2020	48.9
2021	48.4
Thereafter	938.6
Total future minimum rental commitments	$1,181.8
See Note 19 — Related Party Transactions for discussion of related party lease agreements that are included in the table above.
Note 14 — Supplemental Cash Flow Information
Cash, Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the CGP LLC Consolidated Balance Sheets that sum to amounts reported in the CGP LLC Combined and Consolidated Statements of Cash Flows.

	December 31,
(In millions)	2016	2015
Cash and cash equivalents	$1,049.8	$790.7
Restricted cash - short-term	3,040.2	2.6
Restricted cash - long-term	5.5	8.9
Total cash, cash equivalents and restricted cash	$4,095.5	$802.2
Restricted cash is further described in Note 8 — Financial Instruments.

Changes in Working Capital Accounts
The increase/(decrease) in cash and cash equivalents due to the changes in working capital accounts were as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Receivables	$2.7	$(15.6)	$(7.3)
Interest receivable from related party	—	—	(2.0)
Prepayments and other current assets	(2.2)	(8.1)	0.5
Accounts payable	1.4	(1.0)	(0.9)
Payable to related parties	36.1	(46.3)	33.8
Accrued expenses and other current liabilities	(16.4)	14.1	59.2
Foreign tax payable	(0.1)	0.1	(0.2)
Net change in working capital accounts	$21.5	$(56.8)	$83.1
Cash paid for interest for the years ended December 31, 2016, 2015 and 2014 was $207.8 million, $190.9 million and $117.4 million, respectively.
Cash paid for income taxes, net for the years ended December 31, 2016, 2015 and 2014 was $65.3 million, $81.0 million and $44.6 million, respectively.
Significant Non-cash Transactions
Significant non-cash investing activities include (1) construction payable included in Accounts payable in the Consolidated Balance Sheets of $19.1 million, $10.8 million and $43.2 million, respectively, which remained unpaid as of December 31, 2016, 2015 and 2014 related to purchases classified as Land, property and equipment, net and (2) non-cash contributions to (net of distributions from) discontinued operations of $41.5 million, $40.6 million and $40.2 million during the years ended December 31, 2016, 2015 and 2014.
On March 31, 2014, the related party promissory notes with Harrah's New Orleans and The Cromwell, including accrued interest, were settled for Harrah's New Orleans with CEOC and for The Cromwell with Caesars Entertainment. The settlement was accounted for as a net equity contribution in the amount of $139.9 million and is further described in Note 19 — Related Party Transactions.
Significant non-cash financing activities include (1) $376.9 million related to the distribution of the CEOC bonds to CAC and CEC during the year ended December 31, 2014; (2) issuance of 31.9 million additional Class B non-voting units pursuant to the terms of the CGP Operating Agreement to CEC during the year ended December 31, 2016; (3) the automatic conversion of $47.7 million of convertible notes issued to Rock Interactive which were converted into 8,913 shares of Caesars Interactive common stock in November 2014; and (4) contribution of 363,077, 648,046 and 521,218 CAC shares issued on October 21, 2016, 2015 and 2014, respectively, valued at $4.4 million, $4.6 million and $4.8 million, respectively, to CGP LLC pursuant to the Equity Plan (as defined in Note 19 — Related Party Transactions). These shares were contributed to CGP LLC by CAC as an additional investment into CGP LLC and CGP LLC issued an equivalent number of voting units in CGP LLC and distributed those units to CAC.
Note 15 — Stock-based Compensation and Employee Benefit Plans
A number of employee benefit programs are established for purposes of attracting, retaining and motivating employees. The following is a description of the basic components of these programs as of December 31, 2016.
Stock-based Compensation Plans
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of CGP LLC's casino properties under the Caesars 2012 Performance Incentive Plan. Caesars Entertainment's allocated expense to CGP LLC associated with stock-based awards for the years ended December 31, 2016, 2015 and 2014 were $5.4 million, $5.0 million and $1.3 million, respectively.
As described in Note 3 — Development, Acquisition and Divestiture Activity, in connection with the Sale of Caesars Interactive's SMG Business, and pursuant to the permitted authority under the Purchase Agreement and CIE's Amended and Restated Management Equity Incentive Plan, CIE accelerated the vesting of all CIE Equity Awards, and, effective immediately prior to the SMG Business Sale Closing, canceled all such CIE Equity Awards in exchange for the right to receive cash payments equal to the intrinsic value of such awards. In addition, both the Plan and the Liquidity Plan were terminated on September 23, 2016, effective upon the SMG Business Sale Closing. From the time of adoption of the Plan until its termination, CIE granted stock-based compensation awards in CIE common stock to its employees and service providers in accordance with the Plan, which was intended to promote the interests of CIE and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of CIE.
During the portion of 2016 prior to the SMG Business Sale Closing and termination of the Liquidity Plan, and for the years ended December 31, 2015 and 2014, the Committee approved, and CIE offered, certain holders of vested options the ability to exercise their options and, immediately subsequent to exercise, sell those shares back to CIE, consistent with the terms of the Liquidity Plan. For the years ended December 31, 2016, 2015 and 2014, cash paid under the Liquidity Plan for vested options and CIE shares owned by management totaled $40.3 million, $54.9 million and $28.6 million, respectively.
The following is a description of the components of these programs under both the Plan and also the Liquidity Plan during their respective terms:
Stock Options and Warrants
Time-based stock options and warrants were granted to employees and non-employees and were subject to graded vesting periods ranging from four to seven years. Vesting was subject to the participant's continued employment or service through the applicable vesting date.
All warrants to non-employees and the majority of the stock options to employees and non-employees contained a call option, at a fixed amount, which was exercisable by CIE. Since the embedded call feature was at a fixed price, the call feature could result in a repurchase amount that was less than the fair value of the underlying shares. Therefore, these options and warrants were liability-classified instruments and were measured at fair value at each reporting date for accounting purposes. Prior to 2014, options without the call provision were equity-classified instruments and were measured at their fair value at the date of grant for accounting purposes.
As described above, the Committee approved the Liquidity Plan to provide offers to repurchase certain awards and CIE shares from participants of the Plan. For accounting purposes, the provisions of the Liquidity Plan were deemed to modify the awards underlying the Plan. Effectively, the Company determined to account for the subject stock options and warrants as if CIE had a conditional obligation to settle such options in cash at some future date pursuant to the Liquidity Plan. However, (i) the Liquidity Plan was fully at CIE's discretion, (ii) required additional approval by the Committee for all future purchases and (iii) made no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. As a result of this modification, all outstanding options and warrants granted under the Plan were modified to be accounted for as liability-classified awards at December 31, 2014 and subsequently remeasured at each balance sheet date thereafter.
Certain CIE employees were granted CIE stock options with vesting conditions achieved upon CIE meeting certain consolidated earnings targets. These stock options were subject to the call feature as previously described and were thus classified as liability instruments, with compensation cost recorded over the estimated probable service period implied by the particular performance target pertaining to each tranche of awards.
Certain non-employees were granted CIE stock options which initially contained vesting conditions associated with the legalization and implementation of online gaming in the U.S. Under the original grant agreements, these stock options were to vest based on conditions other than market, performance or service conditions and therefore were recorded as liability-classified instruments and were measured at their fair value at each reporting date for accounting purposes. These stock options were modified during 2015 to remove such vesting conditions and to instead subject the awards to graded three-year vesting from the date of modification. These stock options were subject to the call feature described in the preceding paragraph, and were thus classified as liability instruments, with compensation cost to be recognized ratably by CIE over the amended three-year vesting schedule.
The following is a summary of Caesars Interactive's stock option and warrant activity for the year ended December 31, 2016:

	Shares	Weighted Average Exercise Price	Fair Value (1)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2016	21,057	$9,584.64	$3,154.59	7.8
Granted	377	19,166.18	5,404.93
Exercised	(909)	2,456.64	718.70
Canceled during the normal course	(248)	11,723.63	4,575.95
Canceled concurrent with closing of the SMG Business sale	(20,277)	10,056.24	3,303.64
Outstanding at December 31, 2016	—
_________________________

(1)	Represents the average grant date fair value per option, using a Monte Carlo model.

There were no options and warrants vested, expected to vest or exercisable at December 31, 2016.
Caesars Interactive used historical stock option and warrant holder behavioral data, when available, to estimate the option or warrant exercise and termination rates used in the option-pricing model. As CIE did not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, it was calculated through the Monte Carlo model assuming that the options and warrants will be disposed of either post-vesting but prior to a liquidity event, at the date of a liquidity event or after a liquidity event. Expected volatility was based on the historical volatility of the common stock of CIE's competitor peer group for a period approximating the expected life. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant. Valuation assumptions for Caesars Interactive's stock options and warrants for the indicated periods are presented below:

Year Ended December 31,
	2016	2015	2014
Expected range of volatility	40.54% - 44.62%	42.89% - 49.39%	46.48% - 56.77%
Expected dividend yield	—%	—%	—%
Expected range of term (in years)	0.84 - 4.17	1.52 - 4.72	2.41 - 7.09
Risk-free interest rate range	0.46% - 1.20%	0.67% - 1.73%	0.66% - 2.32%
As of December 31, 2016, there was no unrecognized compensation expense related to Caesars Interactive's stock options to employees and no unrecognized compensation expense related to warrants to non-employees. For the years ended December 31, 2016, 2015 and 2014, the compensation cost that has been charged against earnings for stock options related to employees of the SMG Business was approximately $177.2 million, $14.9 million and $14.1 million, respectively, which was included in Income from discontinued operations in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2016, 2015 and 2014, the compensation cost that has been charged against earnings for stock options and warrants related to employees of the continuing CIE business was approximately $149.6 million, $24.1 million and $44.2 million, respectively, which was included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
As of December 31, 2016, there were no options and warrants outstanding related to Caesars Interactive. For the years ended December 31, 2015 and 2014, the intrinsic value of outstanding, vested and expected to vest, and exercisable stock options and warrants totaled $129.6 million and $123.5 million, respectively. The weighted-average grant date fair value of stock options granted during the years ended years ended December 31, 2016, 2015 and 2014 was $5,404.93, $4,670.27 and $4,717.02, respectively. The total intrinsic value of stock options exercised under the provisions of both the Liquidity Plan and the Plan during the years ended years ended December 31, 2016, 2015 and 2014 was $12.9 million, $21.3 million and $26.7 million, respectively.
Restricted Shares and Restricted Stock Units
Certain key employees of a subsidiary of Caesars Interactive were granted restricted shares which became fully vested during 2014 and which were reclassified to equity in 2015.
Certain key Caesars Interactive employees were granted RSUs, which were subject to vesting periods ranging from two to seven years. For RSU awards subject to a seven-year vesting period, 25% of the award vested ratably over four years, 25% vested ratably over five years, 25% vested ratably over six years and 25% vested ratably over seven years. The remaining RSUs were subject to either cliff vesting, whereby 100% of the award vested once the service period was met, or graded vesting, whereby the award vested ratably over the service period.
Prior to 2014, restricted shares and RSUs were equity-classified instruments and were measured at their fair value at the date of grant for accounting purposes. Restricted shares and RSUs were subject to the provisions of the Liquidity Plan as described above and were deemed modified in 2014. As a result of this modification, Caesars Interactive reversed any previously recorded expense in 2014 and any outstanding restricted shares and RSUs were recorded at fair value at December 31, 2014 and subsequently at each balance sheet date thereafter. If an RSU was not repurchased within six months and one day of vesting, the award was reclassified to equity and no longer marked to fair value.

The following is a summary of Caesars Interactive's RSUs and restricted shares activity for the year ended December 31, 2016:

	Shares	Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding (non-vested) at January 1, 2016	4,539	$7,827.24	8.2
Granted (RSUs)	103	16,452.14
Vested	(277)	11,371.30
Forfeited	(119)	9,543.11
Canceled (RSUs) concurrent with closing of the SMG Business sale	(4,246)	7,757.19
Outstanding (non-vested) at December 31, 2016	—
As of December 31, 2016, there was no unrecognized compensation cost related to RSUs and restricted shares. For the years ended December 31, 2016, 2015 and 2014, total compensation expense related to employees of the SMG Business that was recorded in earnings for RSUs and restricted shares was approximately $87.0 million, $14.1 million and $23.4 million, respectively, which was included in Income from discontinued operations in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2016, 2015 and 2014, total compensation expense related to employees of the continuing CIE business that was recorded in earnings for RSUs was approximately $39.3 million, $6.4 million and $5.0 million, respectively, which was included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
The weighted-average grant date fair value of RSUs and restricted shares granted during the years ended December 31, 2016, 2015 and 2014 was $16,452.14, $13,161.70 and $10,019.69, respectively. The fair value of RSUs and restricted shares vested during the years ended December 31, 2016, 2015 and 2014 was $4.8 million, $15.4 million and $40.3 million, respectively.
Following the cancellation of CIE Equity Awards in connection with the SMG Business Sale Closing, there was no liability for awards under the Plan. As of December 31, 2015, the liability for awards under the Plan totaled $106.2 million, of which $5.1 million is included in Accrued expenses and $101.1 million is included in Deferred credits and other in the Consolidated Balance Sheets.
Share Repurchases
During the year ended December 31, 2014, CIE repurchased shares at prices ranging from $8,000 to $10,710 per share. Aggregate consideration paid by CIE totaled $28.6 million during the year ended December 31, 2014.
During the year ended December 31, 2015, CIE repurchased shares at prices ranging from $12,630 to $15,340 per share. Aggregate consideration paid by CIE totaled $54.9 million during the year ended December 31, 2015.
Including the pro-rata value used in determining amounts paid to Minority Investors and holders of CIE Equity Awards in connection with the SMG Business Sale Closing, during the year ended December 31, 2016, CIE repurchased shares at prices ranging from $15,740 to $29,975 per share. Aggregate consideration paid by CIE totaled $1,123.8 million during the year ended December 31, 2016. Such amount is exclusive of the portion of value exchanged in return for the cancellation of CIE common shares held by Minority Investors and former holders of CIE Equity Awards associated with proceeds held in the Indemnity Escrow. At December 31, 2016, CGP LLC has accrued approximately $63.1 million in Accrued expenses and other current liabilities on its Consolidated Balance Sheet, representing the amounts still due to the Minority Investors and former holders of CIE Equity Awards for the release of such proceeds.
Valuation of Caesars Interactive Common Stock
During the term of the Plan and prior to the SMG Business Sale Closing, Caesars Interactive determined the value of its common stock in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the "Practice Aid"). Valuations were determined with the assistance of a third-party valuation firm.
In performing these valuations, the valuation specialists considered the appropriate valuation methodology to use based on the stage of development of CIE at each valuation date, in accordance with the Practice Aid. The valuation specialists considered a number of significant valuation events including, but not limited to, voluntary redemptions of shares by management shareholders electing to redeem such shares, exercises of options by third-party investors to purchase shares of common stock, recent initial public offerings in the social and mobile gaming business unit, independent third-party valuations of the WSOP trade name and exclusive rights to host the WSOP tournaments and recent acquisitions.

The fair market value of CIE common stock at the time of the SMG Business Sale Closing was determined as the pro-rata portion of the aggregate of (a) the Sale proceeds, (b) the fair market value of the WSOP and RMG businesses remaining with CIE following the Sale, and (c) CIE cash on hand at the SMG Business Sale Closing.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of CGP LLC and its subsidiaries may participate. The plan, among other things, provides for pre-tax and after-tax contributions by employees. See Note 19 — Related Party Transactions for additional information regarding Employee Benefit Plans.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. See Note 19 — Related Party Transactions for additional information regarding Multiemployer Benefit Plans.
Note 16 — Property, General, Administrative and Other
Property, general, administrative and other expense consisted of the following:

	Year Ended December 31,
(In millions)	2016	2015	2014
Stock-based compensation	$194.3	$35.5	$50.3
Payroll costs	93.4	108.4	98.8
Corporate allocations	81.9	75.3	52.8
Rental expense	56.2	60.0	54.9
License, franchise tax and other	46.3	36.7	34.6
Entertainment expense	45.1	32.9	34.9
Utilities	28.0	29.6	27.9
Repair, maintenance and insurance expense	26.5	27.3	25.5
Acquisition and integration costs	17.8	0.3	17.4
Advertising	6.2	11.1	21.4
Other	76.7	81.0	71.1
Total Property, general, administrative and other	$672.4	$498.1	$489.6
Note 17 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as Casino promotional allowances.
The estimated retail value of such Casino promotional allowances is included in Net revenues as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Food and beverage	$99.1	$100.6	$93.6
Rooms	86.3	81.8	74.3
Other	10.4	9.3	11.7
	$195.8	$191.7	$179.6
The estimated cost of providing such promotional allowances is included in operating expenses as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Food and beverage	$58.6	$60.7	$61.4
Rooms	26.6	25.5	26.3
Other	6.6	5.4	7.3
	$91.8	$91.6	$95.0

Note 18 — Write-downs, Reserves and Project Opening Costs, Net of Recoveries
Write-downs, reserves and project opening costs, net of recoveries include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs and other non-routine transactions, net of recoveries.
The components of Write-downs, reserves and project opening costs, net of recoveries are as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Divestitures and abandonments	$2.8	$5.6	$6.0
Project opening costs	—	2.6	34.1
Remediation costs	0.2	2.1	9.3
Efficiency projects	0.9	0.2	1.2
Impairment	—	—	2.5
Other	(1.1)	1.5	—
	$2.8	$12.0	$53.1
Note 19 — Related Party Transactions
WSOP Trade Name
In 2009, Caesars Interactive acquired the WSOP trademarks and associated rights from CEOC for $15.0 million. At the same time, Caesars Interactive entered into a Trademark License Agreement with CEOC, pursuant to which CEOC acquired an exclusive, perpetual, royalty-free license to use the WSOP trademarks in connection with hosting the WSOP tournaments, operating WSOP branded poker rooms and selling certain WSOP branded retail items. This agreement remains in effect indefinitely, unless earlier terminated pursuant to the agreement's terms.
In 2011, Caesars Interactive entered into a series of transactions pursuant to which Caesars Interactive effectively repurchased the exclusive rights to host the WSOP tournaments from CEOC for $20.5 million. The 2009 Trademark License Agreement remains in effect with respect to WSOP branded poker rooms and retail items, but the rights to host WSOP tournaments are owned by Caesars Interactive. As part of the 2011 transactions, Caesars Interactive entered into a Trademark License Agreement with CEOC pursuant to which Caesars Interactive granted CEOC the right to host the WSOP tournaments at the Rio Hotel in Las Vegas or at such other property agreed to by the parties, in exchange for a $2.0 million per year fee. Simultaneously, Caesars Interactive entered into a Circuit Event Agreement with CEOC pursuant to which Caesars Interactive granted CEOC the right to host a certain number of WSOP circuit events at various properties of CEOC for a price of $75,000 per event. Both agreements are in effect until September 1, 2017, unless earlier terminated pursuant to the agreements' respective terms. Revenues under this agreement associated with the WSOP circuit events amounted to $0.5 million, $0.9 million and $1.7 million, respectively, for the years ended December 31, 2016, 2015 and 2014.
Cross Marketing and Trademark License Agreement
In 2011, Caesars Interactive entered into a Cross Marketing and Trademark License Agreement with Caesars World, Inc. ("CWI"), Caesars License Company, LLC ("CLC"), Caesars Entertainment and CEOC. In addition to granting Caesars Interactive the exclusive rights to use various brands of Caesars Entertainment in connection with social and mobile games and online real money gaming in exchange for a 3% royalty, this agreement also provides that CEOC will provide certain marketing and promotional activities for Caesars Interactive, including participation in Caesars Entertainment's Total Rewards loyalty program, and Caesars Interactive will provide certain marketing and promotional activities for Caesars Entertainment and CEOC. The agreement also provides for certain revenue share arrangements where Caesars Interactive pays CEOC for customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement's terms. For the years ended December 31, 2016, 2015 and 2014, Caesars Interactive paid $0.8 million, $0.3 million and $0.5 million, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.
Cash Activity with Affiliates
Prior to the May 2014 purchase of these properties by CGPH, Harrah's New Orleans, Bally's Las Vegas, The Cromwell and The LINQ Hotel & Casino transferred cash in excess of operating requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to these properties were also made based upon needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in Net transfers to parent and affiliates in the Cash flows from operating activities section of the Combined and Consolidated Statements of Cash Flows and Transactions with parent and affiliates, net in the Combined and Consolidated Statements of Equity. Subsequent to the May 2014 purchase of these properties by CGPH, the transfers of cash in excess of operating requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.

Formation of Caesars Enterprise Services, LLC
CES, a services joint venture among CEOC, CERP, a subsidiary of Caesars Entertainment, and the CGPH, (together the "Members" and each a "Member") manages CGP LLC's properties and provides CGP LLC with access to Caesars Entertainment's management expertise, intellectual property, back office services and Total Rewards loyalty program. On October 1, 2014, CES began operations in Nevada, Louisiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees. CES also employs personnel under each property's corresponding property management agreement. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4%, respectively), subject to annual review. As a result of an annual review undertaken in September 2015 but effective July 2015, the allocation percentages of CES members, CEOC, CERP and CGPH were revised to 65.4%, 21.8% and 12.8%, respectively. CGPH notified CES, CEOC and CERP that it objected to the September 2015 expense allocation but would pay the revised expense allocations under protest and reserved all rights. As a result of an annual review undertaken in August 2016 but effective January 2017, the allocation percentages for CEOC, CERP and CGPH were revised to 62.9%, 22.9% and 14.2%, respectively. CGPH notified CES, CEOC and CERP that it objects to the August 2016 expense allocation but will pay the revised expense allocations under protest and reserves all rights.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the "Omnibus Agreement"), which granted licenses to the Members and certain of their affiliates in connection with the formation of CES. Initial contributions by the Members included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. Pursuant to capital calls during the years ended December 31, 2016 and 2015, CGPH contributed an additional $3.8 million and $3.9 million, respectively, to CES. During the year ended December 31, 2016, CGPH's investment in CES decreased by $1.2 million due to the allocation of depreciation related to assets in the investment. On October 1, 2014 and January 1, 2015, the Members transitioned certain executives and employees to CES and the services of such employees were available as part of CES's provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Under the Omnibus Agreement, CEOC, CLC, CWI, CGPH and certain of their subsidiaries that granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the "Enterprise Assets").
CES granted to the properties owned or controlled by the Members, and their respective affiliates, non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI, CGPH and the properties owned or controlled by the Members' licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC, CWI and CGPH a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC, and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.
Allocated General Corporate Expenses
The Combined and Consolidated Statements of Operations reflects an allocation of both expenses incurred in connection with our shared services agreements and directly billed expenses incurred through Caesars Entertainment, CES and CEOC. CGP LLC recorded allocated general corporate expenses and directly billed expenses totaling $143.2 million, $135.4 million, $110.4 million, respectively, for the years ended December 31, 2016, 2015 and 2014. The net payable balances for allocated and directly billed expenses are recorded in Payables to related parties in the Consolidated Balance Sheets.
The allocations of general corporate expenses may not reflect the expense CGP LLC would have incurred if it were a stand-alone company nor are they necessarily indicative of CGP LLC's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment and CES are reasonable. Given the nature of these costs, it is not practicable for CGP LLC to estimate what these costs would have been on a stand-alone basis.
Contingently Issuable Non-voting Membership Units
Pursuant to the terms of the CGP Operating Agreement, in conjunction with CGP LLC's acquisition of Caesars Interactive Entertainment, Inc. from Caesars Entertainment, CGP LLC recorded a liability of $167.8 million representing the fair value of additional non-voting membership units contingently issuable to Caesars Entertainment. The change in fair value was a decrease of $117.2 million for 2015 and an increase of $38.7 million for 2014, which were reported within CGP LLC's Combined and Consolidated Statements of Operations. The estimated fair value of the contingently issuable non-voting membership units was adjusted to $228.0 million at December 31, 2015 and CGP LLC reclassified the balance for Contingently issuable non-voting membership units from Liabilities to Additional paid-in capital as the number of CGP LLC non-voting membership units were no longer variable. During the year ended December 31, 2016, CGP LLC issued approximately 31.9 million additional Class B non-voting units pursuant to the terms of the CGP Operating Agreement.
Management Fees
Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell Management Fees
The Property Managers are wholly-owned indirect subsidiaries of CEOC, and prior to the assignment of each respective management agreement to CES as of October 1, 2014, managed the operations of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell. Fees paid to the Property Managers for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. For the years ended December 31, 2016, 2015 and 2014, the fees were $28.6 million, $27.9 million and $14.5 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2016 and 2015, the payable balances related to these fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $1.0 million and $0.8 million, respectively.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Managers for $138.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related parties in the Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts. During the years ended December 31, 2016, 2015 and 2014, CGP LLC recorded amortization in the amount of $9.2 million, $9.2 million and $6.1 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations. Additionally, during the years ended December 31, 2016, 2015 and 2014, CGP LLC received 50% of the management fees paid in the amount of $14.3 million, $14.0 million and $7.2 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Planet Hollywood and Baltimore Management Fees
PHW Manager, LLC is a wholly-owned subsidiary of CEOC, and prior to the assignment of the management agreement to CES as of October 1, 2014, managed the operations of Planet Hollywood. Fees paid to PHW Manager, LLC for such services include a base management fee calculated at 3.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the years ended December 31, 2016, 2015 and 2014, the fees were $23.0 million, $20.9 million and $18.4 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of both December 31, 2016 and 2015, the payable balances related to these fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $0.8 million.
CBMC, a wholly-owned subsidiary of CEOC, manages the operations of the Horseshoe Baltimore. Fees paid to CBMC for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. The Horseshoe Baltimore completed construction and commenced operations in August 2014. For the years ended December 31, 2016, 2015 and 2014, the fees were $9.8 million, $8.4 million and $3.5 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2016 and 2015, the payable balances related to these fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $6.2 million and $1.6 million, respectively.
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC and CBMC, which holds a management agreement to manage the Horseshoe Baltimore (see Note 1 — Description of Business and Summary of Significant Accounting Policies) for $90 million, recognized as long-term prepaid assets included in Prepaid management fees to related parties in the Consolidated Balance Sheets. The majority of the prepaid assets totaling $70 million is related to Planet Hollywood and will be amortized over 35 years, which represents the term of the related management contract. The remaining $20 million, related to the Maryland Joint Venture, will be amortized over 15 years, which represents the term of the related management contract. For the years ended December 31, 2016, 2015 and 2014, CGP LLC recorded amortization in the amount of $3.3 million, $3.3 million and $2.5 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Additionally, for the years ended December 31, 2016, 2015 and 2014, CGP LLC received 50% of the Planet Hollywood management fee paid in the amount of $11.5 million, $10.2 million and $9.4 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2016, 2015 and 2014, CGP LLC received 50% of the Horseshoe Baltimore management fee paid in the amount of

$4.9 million, $4.2 million and $1.3 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Baltimore Consulting Agreements
On October 23, 2012, CBAC Gaming entered into a development and consulting agreement with CVPR Consulting, LLC and a consulting agreement with PRT TWO LLC to assist with the development of Horseshoe Baltimore. Also on October 23, 2013 CBMC entered into a consulting agreement with Rock Gaming to assist with the development of Horseshoe Baltimore. Through December 31, 2015, rather than allocate the fee CBMC would pay to Rock Gaming to CBAC Gaming, CBAC Gaming directly paid Rock Gaming. During the year ended December 31, 2016, it was determined that CBMC would pay Rock Gaming which resulted in a $2.8 million expense reduction for Baltimore management fees. For the years ended years ended December 31, 2016, 2015 and 2014, consulting agreement fees included in Management fees to related parties in the Combined and Consolidated Statements of Operations related to these agreements totaled $1.9 million, $2.7 million and $0.9 million, respectively. For the years ended December 31, 2016 and 2015, the payable balances related to the consulting agreement fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $0.3 million and $0.4 million, respectively.
Share-based Payments to Non-employees of CAC or CGP LLC
On April 9, 2014, the CAC's Board of Directors approved the CAC Equity-Based Compensation Plan for CEC Employees for officers and employees of CEC and its subsidiaries, as well as certain other individual consultants and advisers of CEC and its subsidiaries (the "Equity Plan"). CEC will administer the Equity Plan. Under the Equity Plan, CEC is authorized to grant stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares or similar securities in the form of or with a value related to our Common Stock to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries. The Equity Plan will terminate ten years after approval by our Board. Subject to adjustments in connection with certain changes in capitalization, the maximum value of the shares of our Common Stock that may be delivered pursuant to awards under the Equity Plan is $25.0 million.
On May 8, 2014, CEC granted awards to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries in accordance with the Equity Plan to reward and provide incentive for services provided in their capacity, promote the success of CGP LLC, and more closely align the interests of such individuals with those of the stockholders of the Company. Awards under this plan vest one-third on each of October 21, 2014, 2015 and 2016. Expense associated with the vesting of such awards is recorded as management fee expense by CGP LLC, totaling $1.9 million, $11.9 million and $9.9 million, respectively, for the years ended December 31, 2016, 2015 and 2014. Upon issuance of shares pursuant to this plan, such shares will be contributed to CGP LLC by CAC as additional investment into that entity, at which time CGP LLC will settle its management fee obligation with CEC and its subsidiaries through a distribution of such shares to CEC. Also upon issuance of shares pursuant to this plan, CGP LLC will issue an equivalent number of voting units in CGP LLC and distribute those units to CAC. On October 21, 2016, 363,077 CAC shares valued at $4.4 million vested and were issued pursuant to the Equity Plan. On October 21, 2015, 648,046 CAC shares valued at $4.6 million vested and were issued pursuant to the Equity Plan. On October 21, 2014, 521,218 CAC shares valued at $4.8 million vested and were issued pursuant to the Equity Plan. These shares were contributed to CGP LLC by CAC as an additional investment into CGP LLC, at which time CGP LLC settled its management fee obligation with CEC and its subsidiaries through a distribution of such shares to CEC. Also upon issuance of these shares, CGP LLC issued an equivalent number of voting units in CGP LLC and distributed those units to CAC.
Total Rewards Loyalty Program
CEOC's customer loyalty program, Total Rewards, offers incentives to customers from their spending related to on-property entertainment expenses, including gaming, hotel, dining, and retail shopping at our, CEC's and CEOC's resort properties located in the U.S. and Canada. Under the program, customers are able to accumulate, or bank, Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to bank the Reward Credits, CEOC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as "breakage") based upon the cost of historical redemptions. The estimated value of Reward Credits is expensed as the Reward Credits are earned by customers and is included in direct casino expense. The total estimated cost is accrued by CEOC, with the incremental charges related to CGP LLC's casino properties included in due to affiliates, net in the accompanying balance sheets.
Use of Bally's, Harrah's, and LINQ Trademarks
Bally's Las Vegas and Harrah's New Orleans have historically used the Bally's and Harrah's trademarks, which are owned by CEOC. CEOC has not historically charged a royalty fee for the use of these trademarks, and has not charged fees subsequent to the closing of the transactions described in Note 1 — Description of Business and Summary of Significant

Accounting Policies. Accordingly, no such charges were recorded in the Combined and Consolidated Financial Statements. As discussed above, CGP LLC entered into a management agreement with CEOC in connection with the Acquired Properties Transaction and Harrah's Transaction, which among other services, includes the use of CEOC-owned trademarks. As discussed in Formation of Caesars Enterprise Services, LLC above, these services were assumed by CES in 2014. The LINQ Hotel & Casino uses its trademark, which is owned by CLC, in connection with this agreement.
Long-term Debt to Related Party
Caesars Interactive entered into a credit facility with Caesars Entertainment (the "Credit Facility") whereby Caesars Entertainment provided to Caesars Interactive unsecured intercompany loans as requested by CIE and approved by Caesars Entertainment on an individual transaction basis. In connection with the May 2011 purchase of 51% of Playtika, the December 2011 purchase of the remaining 49% interest in Playtika and the December 2012 Buffalo Studios acquisition, Caesars Interactive borrowed $168.4 million under the Credit Facility. No principal payments were required on the unsecured intercompany loans until their maturity date of November 29, 2016. The unsecured intercompany loans bore interest on the unpaid principal amounts at a rate per annum equal to LIBOR plus 5%. This credit facility did not have any restrictive or affirmative covenants. For the years ended December 31, 2015 and 2014, CGP LLC recorded $1.3 million and $2.1 million, respectively, of interest expense associated with this debt. During the year ended December 31, 2015, CIE repaid in full the $39.8 million outstanding balance.
The Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment and bearing interest at 11%. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to Transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah's New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.
Insurance Accruals
The CGP LLC properties are insured for workers' compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. CGP LLC is self-insured for employee health, dental, vision and other insurance and its insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals and was believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which certain employees of CGP LLC may participate. The plan, among other things, provides for pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. Caesars Entertainment maintains an employer match of up to $600 per year. CGP LLC's reimbursement for Caesars Entertainment's contribution expense for the years ended December 31, 2016, 2015 and 2014 was $2.1 million, $2.3 million and $2.0 million, respectively.
Caesars Entertainment also maintains deferred compensation plans, stock-option plans and an executive supplemental savings plan under which certain employees of CGP LLC may defer a portion of their compensation. The expenses charged by Caesars Entertainment to CGP LLC are included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. CGP LLC's reimbursement for Caesars Entertainment's contributions and charges for these plans was $35.5 million, $35.7 million and $30.2 million, respectively, for the years ended December 31, 2016, 2015 and 2014. These expenses are included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Equity Incentive Awards
Caesars Entertainment maintains equity incentive award plans in which employees of CGP LLC may participate. Caesars Entertainment allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For the years ended December 31, 2016, 2015 and 2014, allocations were $5.4 million, $5.0 million and $1.3 million, respectively.
Lease Agreements
On April 25, 2011, The LINQ Hotel & Casino entered into an agreement pursuant to which it will lease a land parcel from Caesars LINQ LLC ("The LINQ"), an indirect wholly-owned subsidiary of Caesars Entertainment, under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The LINQ Hotel & Casino for gaming and other space. Pursuant to the terms of the agreement, The LINQ Hotel & Casino is required to pay The LINQ rent of approximately $1.3 million per month beginning on January 1, 2014, totaling $15.0 million for each of the years ended December 31, 2016, 2015 and 2014.
Bally's Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly-owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues of $0.4 million from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property through February 2035 and are included in Other revenue in the Combined and Consolidated Statements of Operations.
Payables to Related Party
In connection with the July 2013 execution of the Baltimore Credit Facility, CBAC and the other joint venture partners each provide, on a several and not joint basis, a completion guarantee with respect to the Baltimore Development, which guarantees completion of the construction of the Baltimore Development, availability of contemplated working capital and the discharge, bonding or insuring over of certain liens in connection with the Baltimore Development. During the year ended December 31, 2015, the restrictions on cash set aside for this guarantee were released and the balance of $9.1 million, representing the maximum liability of CBIC, was paid to CEOC. See Note 7 — Debt for additional information regarding the Baltimore Credit Facility.
Investments in Notes and Interest Receivable from Related Party
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member's ownership percentage in CGP LLC. Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in Accumulated other comprehensive income, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes.
For the year ended December 31, 2014, interest income from related parties included $38.8 million of income based on the stated interest rate and $80.4 million of accretion of discount.
Rock Gaming Interactive, LLC
In connection with the SMG Business Sale Closing, CIE repurchased, immediately prior to the SMG Business Sale Closing, all of the shares of CIE common stock held by Rock Interactive for the right to receive cash payments representing the fair market value of such shares of CIE common stock at the SMG Business Sale Closing (Note 3 — Development, Acquisition and Divestiture Activity). Rock Interactive held approximately 11.0% of Caesars Interactive's outstanding common stock as of December 31, 2015. CGP LLC entered into an agreement with Rock Interactive to develop an entertainment facility in the City of Baltimore and CGP LLC issued $47.7 million convertible notes to Rock Interactive that were convertible into approximately 8,913 shares of Caesars Interactive common stock. The promissory notes automatically converted into shares of CIE common stock in November 2014 (see Note 9 — Equity and Non-controlling Interests).

Proposed Merger of CAC with CEC
On December 21, 2014, the Company and CEC entered into an Agreement and Plan of Merger, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company as discussed in Note 1 — Description of Business and Summary of Significant Accounting Policies.
Note 20 — Subsequent Event
Amendment to the CGP Operating Agreement
                On February 13, 2017, CAC, CEC and certain subsidiaries of CEC (the "CEC Members") entered into the third amendment to the CGP Operating Agreement to, among other things, (a) provide for the tax treatment of the allocations of net profits and net losses of the capital accounts of CGP LLC regarding certain non-pro rata distributions made to CAC and the CEC Members pursuant to the CGP Operating Agreement, as amended on September 23, 2016 and October 7, 2016 and by the third amendment referred to herein and (b) permit a $35 million special distribution to the CEC Members to satisfy certain payment obligations as set forth in the CIE Proceeds Agreement.